Exhibit (f) (1)

CREDIT AGREEMENT

DATED AS OF FEBRUARY 11, 2003

by and between

Wilton Funding, LLC
as Borrower

and

iStar Financial Inc.
as Lender

CREDIT AGREEMENT

-i-

-ii-

SCHEDULES

1.01	Definitions
4.01(k)	Capitalization of Credit Parties
4.01(y)	Schedule of Deposit and Securities Accounts
5.03(j)	Permitted Investment Representations and Warranties

EXHIBITS

A	Form of Loan Funding Request Form (§2.02(b)(1))
B	Form of Note (§2.05(a))
C	Form of Transaction Approval Request Form (§3.03(a))
D	Form of Financial Reporting and Compliance Certificate (§5.01(a)(i))
E	List of Standard Customer Loan Documentation
F	Borrower’s Underwriting and Credit Standards

ANNEX A	Closing Checklist

CREDIT AGREEMENT

     THIS CREDIT AGREEMENT, dated as of February 11, 2003, is entered into by and between:

     (1) WILTON FUNDING, LLC, a Delaware limited liability company (“Borrower”); and

     (2) iSTAR FINANCIAL INC., a Maryland corporation (“Lender”).

RECITALS

     A. Borrower has requested Lender to provide a credit facility to Borrower for purposes of investing in Permitted Investments (this and other capitalized terms used in these Recitals have the meaning given such terms in Schedule 1.01 hereof).

     B. Lender is willing to provide such credit facility upon the terms and subject to the conditions set forth herein.

     C. Borrower desires to secure all of its Obligations under the Credit Documents by granting to Lender, a security interest in and lien upon substantially all of its personal property and is, concurrently herewith, executing and delivering to Lender various Security Documents.

     D. Holdings owns all of the Stock of Borrower and is willing to guaranty all of the Obligations and is, concurrently herewith, executing and delivering to Lender, among other things, a Pledge Agreement of even date herewith pursuant to which it is pledging to Lender all of the Stock of Borrower to secure its guaranty obligations as aforesaid.

AGREEMENT

     NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

SECTION I. INTERPRETATION.

     1.01. Definitions. Unless otherwise defined herein, capitalized terms used in this Agreement or in any other Credit Document shall have the meanings given such terms as set forth in Schedule 1.01 or in the provision of this Agreement or other Credit Document referenced in Schedule 1.01. Any agreements, covenants or conditions set forth in the definitions in Schedule 1.01 are incorporated herein by this reference thereto and shall have the same force and effect as though fully set forth below.

     1.02. Accounting Standards. Unless otherwise indicated in this Agreement or any other Credit Document, all accounting terms used in this Agreement or any other Credit Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, (i) in accordance with FITBA, with respect to Borrower, Holdings or any of their respective affiliates, and (ii) in accordance with GAAP, with respect to all other Persons. If either FITBA or GAAP changes during the term of this Agreement such that any covenants contained herein would then be calculated in a different manner or with different components, Borrower and Lender agree to negotiate in good faith to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower’s financial condition (including with respect to Permitted Investments) to substantially the same criteria as were effective prior to such change in FITBA or GAAP; provided, however, that, until Borrower and Lender so amend this Agreement, all such covenants shall be calculated in accordance with FITBA and GAAP as in effect immediately prior to such change.

     1.03. Headings. Headings in this Agreement and each of the other Credit Documents are for convenience of reference only and are not part of the substance hereof or thereof.

     1.04. Plural Terms. All terms defined in this Agreement or any other Credit Document in the singular form shall have comparable meanings when used in the plural form and vice versa.

     1.05. Time. All references in this Agreement and each of the other Credit Documents to a time of day shall mean such time in New York, New York, unless otherwise indicated.

     1.06. Governing Law. This Agreement and each of the other Credit Documents shall be governed by and construed in accordance with the laws of the State of New York without reference to conflicts of law rules.

     1.07. Construction. Each of this Agreement and the other Credit Documents is the result of negotiations among, and has been reviewed by, Borrower, Lender and their respective counsel. Accordingly, this Agreement and the other Credit Documents shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against Borrower or Lender merely by virtue of Lender’s role in preparing such documentation.

     1.08. Entire Agreement. This Agreement and each of the other Credit Documents, taken together, constitute and contain the entire agreement of Borrower and Lender and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

     1.09. Calculation of Interest and Fees. Unless otherwise expressly indicated, all calculations of interest and fees under this Agreement and the other Credit Documents for any period shall include the first day and the last day of such period.

     1.10. Other Interpretive Provisions. References in this Agreement to “Recitals,” “Sections,” “Subsections”, “Exhibits” and “Schedules” are to recitals, sections, subsections, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement and each of the other Credit Documents to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Credit Document shall refer to this Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Credit Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Credit Document shall not be construed to be limiting or exclusive.

SECTION II. CREDIT FACILITY.

       2.01. Loans.

     (a) Loan Availability. Subject to the terms and conditions of this Agreement, Lender may, from time to time in its sole and absolute discretion, agree to advance to Borrower during the period (the “Funding Period”) beginning on the Closing Date and ending on February 11, 2005 (the “Initial Funding Termination Date”), or if extended pursuant to the Extension Option, on February 11, 2006 (the “Extended Funding Termination Date”, and either such date, the “Funding Termination Date”), such loans as Borrower may request under this Subsection 2.01 (each, individually, a “Loan”); provided, however, that the aggregate principal amount of all Loans outstanding at any time shall not exceed the Lending Limit at such time. Except as otherwise expressly provided below with respect to the proceeds of Permitted Sell Downs of Loans, amounts borrowed under this Subsection 2.01(a) and repaid may not be re-borrowed. Proceeds realized by Borrower from any Permitted Sell Down of Permitted Investments and applied during the Funding Period to the reduction of the Obligations in accordance with Subsection 2.03(b)(4) may be re-borrowed by Borrower subject to the terms and conditions of this Agreement, and any such repayments shall not reduce the Facility Cap.

     (b) No Commitment to Lend. Notwithstanding any provision of this Agreement to the contrary, Lender shall have not committed and does not commit hereunder to make any Loan, to advance any moneys, to purchase any note or evidence of indebtedness of Borrower or to otherwise provide any credit to Borrower, except with respect to and to the extent of an Approved Loan, and then subject in all respects to the terms and provisions of this Agreement, including Section 3 hereof.

     (c) Interest Rate. Borrower shall pay interest on the unpaid principal amount of each Loan from the date of such Loan until the Maturity thereof, at a rate per annum equal to eleven and three quarters percent (11.75%) (the “Interest Rate”). Each Loan shall, at any given time prior to Maturity, bear interest at the Interest Rate. All computations of interest on Loans shall be based on a year of 360 days for actual days elapsed.

     (d) Normal Course Loan Payments. Unless sooner repaid, Borrower shall repay to Lender on the Maturity Date the unpaid principal amount of each Loan made by

Lender, provided, however, that, subject to the provisions of Subsection 2.03 (dealing with prepayments), Subsections 5.03(g) and 5.03(h) (dealing with exclusivity of financing and restrictions on refinancings) and Subsection 6.02 (dealing with acceleration of the Obligations) hereof, Borrower shall repay the Loans as, when and to the extent that Borrower receives non-accelerated, scheduled payments of a Permitted Customer Loan from the applicable Loan Obligor in the normal course of Borrower’s business, as repayment of such Permitted Customer Loan in accordance with the terms thereof. Borrower shall pay accrued interest in arrears on the unpaid principal amount of each Loan (i) no later than the tenth Business Day in each calendar month for the preceding calendar month, and (ii) at Maturity.

     (e) Purpose. Borrower shall use the proceeds of the Loans solely for making Permitted Investments pursuant to and in accordance with the related Transaction Approval Request.

     (f) Disbursement. Except as otherwise provided in Subsection 5.01(k) hereof, the proceeds of all Loans made pursuant to this Agreement are to be funded by Lender by wire transfer to the account designated by Borrower below (the “Disbursement Account”):

Bank:	Fleet National Bank
ABA No.:	011900571
Bank Address:	126 Post Road East
Westport, CT 06880
Account No.:	9420841026
Reference:	Wilton Funding, LLC Disbursement
Account

     (g) Maturity. All of the Obligations shall become due and payable on the Maturity Date or upon the earlier termination of this Agreement. Without limiting the foregoing, all unpaid Obligations, if not sooner declared to be due in accordance with the terms hereof, together with all accrued and unpaid interest thereon, shall be due and payable in full on February 11, 2012 (the “Initial Maturity Date”) or, if the Extension Option has been duly and timely exercised by Borrower in accordance with the terms hereof, on February 11, 2013 (the “Extended Maturity Date”). The date when all Obligations are due and payable hereunder, whether the Initial Maturity Date, the Extended Maturity Date or otherwise, is referred to as the “Maturity Date”. Until all Obligations have been fully paid and satisfied (other than contingent indemnification obligations to the extent no unsatisfied claim with respect thereto has been asserted), Lender shall be entitled to retain the security interests in the Collateral granted under the other Credit Documents and the ability to exercise all rights and remedies available to it under the Credit Documents and applicable laws.

     (h) Default Rate. So long as an Event of Default has occurred which has not been waived by Lender, and without notice of any kind, the interest rates applicable to the Loans shall be increased by two and one-half percentage points (2.5%) per annum above the Interest Rate (the “Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate. Interest at the Default Rate shall accrue from the initial date of such Event of Default until such time, if any, that such Event of Default is waived in writing by Lender and shall be payable upon demand, but in any event, shall be payable on the next regularly scheduled payment date set forth herein for such Obligation.

       2.02. Lending Limits, Borrowing Procedures, Etc.

     (a) Lending Limit. The aggregate principal amount of all Loans outstanding at any time shall not exceed the lesser of (x) the Funding Limit and (y) the Facility Cap (as the same may be reduced from time to time pursuant to the provisions hereof; such lesser amount, as may be reduced from time to time, to be referred to herein as the “Lending Limit”).

     (b) Borrowing Procedures.

     (1) Subject to the provisions hereof, Borrower shall request the funding of an Approved Loan by having a designated representative of Borrower submit a request for funding such Loan (any such request, a “Loan Funding Request”) to Lender, together with such other information as Lender reasonably requests in accordance with the terms hereof. No Loan Funding Request shall be made by Borrower or accepted by Lender that is not the subject of a prior Transaction Approval Request made by Borrower and approved by Lender in accordance with Subsection 3.03 of this Agreement (each such Loan, an “Approved Loan”).

     (2) In the absence of further instruction from Lender, any Loan Funding Request by Borrower shall be in writing on the form attached hereto as Exhibit “A”, accompanied by the information and documentation prescribed by such form, and must be given so as to be received by Lender not later than 12:30 p.m. on the third (3rd) Business Day prior to the requested Funding Date of the Loan. Each request for a Loan shall specify such Funding Date (which shall be a Business Day) and the amount of such Loan. Each Loan Funding Request shall be deemed a representation and warranty by Borrower that all conditions precedent specified in Subsections 3.01, 3.02 and 3.03 to such Approved Loan are satisfied on the date of such request and on the Funding Date and, without limiting the foregoing in any manner, that no Default or Event of Default under this Agreement or any of the Credit Documents exists or will exist as a result thereof. Such Loan Funding Request also shall include a certification that the Customer Credit Documentation File for such Approved Loan conforms to the applicable Transaction Approval Request and is documented in substantial compliance with such Transaction Approval Request in all material respects (or, shall contain a summary of any deviation therefrom or material non-compliance therewith). Each Loan shall be in the minimum principal sum of One Million Dollars ($1,000,000) (subject to the aforesaid limitations). Borrower shall not make more than three Loan Funding Requests in any given 30 day period.

     (c) Lending Records. Lender may maintain from time to time, at its discretion, liability records as to any and all Loans made or repaid and interest accrued or paid under this Agreement. All entries made on any such record shall be presumed correct absent manifest error. Failure to maintain any such record shall not affect the validity of any claim made by Lender. On demand by Lender, Borrower will admit and certify in writing the exact principal balance which Borrower then asserts to be outstanding to Lender for Loans under this Agreement.

       2.03. Prepayments; Early Termination.

     (a) Optional Prepayments. At any time, Borrower may prepay the Loans, in whole or in part, subject to the payment of the Applicable Prepayment Premium as specified in Subsection 2.03(c). The foregoing to the contrary notwithstanding, Borrower may prepay the Loans in an amount up to its EIGCF at the end of each fiscal quarter of Borrower, without payment of any Applicable Prepayment Premium. Prepayments of Loans shall be applied in accordance with Subsection 2.04(c).

     (b) Mandatory Prepayments. Borrower shall make a mandatory prepayment of the Loans upon the occurrence of any of the following, at the times and in the amounts set forth below.

     (1) Overadvances. If, at any time, the aggregate principal amount of all Loans then outstanding exceeds the Lending Limit at such time, Borrower shall immediately prepay Loans in an aggregate principal amount equal to such excess.

     (2) Excess EIGCF Prepayments. Within ninety (90) days after the end of each Fiscal Year commencing with the Fiscal Year ended December 31, 2003, Borrower shall prepay the Loans in an amount equal to Borrower’s EIGCF for such Fiscal Year (which, in accordance with the definition thereof, includes any EIGCF carried forward by Borrower from its previous Fiscal Year), less (i) Restricted Payments made by Borrower during such period (other than any Permitted Tax Distributions or Borrower’s Consultant Fee(s) to the extent already deducted in computing EIGCF for such period, and any proceeds from Dispositions to the extent the same were applied to the repayment of the Loans), (ii) any EIGCF used by Borrower to prepay the Obligations pursuant to Subsection 2.03(a) hereof, and (iii) any amounts Borrower elects to carry forward in accordance with the provisions of the next sentence. All or any portion of Borrower’s current EIGCF in a given Fiscal Year (i.e. excluding any EIGCF carried forward from the prior Fiscal Year of Borrower; hereafter, the “Current Year EIGCF”) that is not used to prepay the Obligations or distributed as Restricted Payments in accordance with the terms of this Agreement may, at Borrower’s option and in lieu of being applied to the reduction of the Obligations as aforesaid, be carried forward to the immediately succeeding Fiscal Year of Borrower and shall be included in Borrower’s EIGCF for such year. Restricted

Payments (including Permitted Tax Distributions) made in any given Fiscal Year of Borrower shall be deemed to first reduce such Current Year EIGCF and then to reduce any EIGCF carry forward from the prior year.

     (3) Prepayments of Permitted Customer Loans. Borrower shall prepay the Loans immediately upon receipt by Borrower (or by Servicer on behalf of Borrower) of the proceeds of any prepayments of Permitted Customer Loans (other than repayment of revolving credit loans by a Loan Obligor in the normal course), whether by prepayments thereof (whether voluntary or otherwise), realizations by Borrower on any collateral securing a Permitted Customer Loan through the exercise of remedies provided under the documents comprising the applicable Customer Credit Documentation File, at law, in equity or otherwise. Notwithstanding the foregoing to the contrary, with respect to the repayment in the normal course by a Loan Obligor to Borrower of any revolving credit loan held by Borrower as part of a Permitted Customer Loan, Borrower shall deposit such repayments into the Revolver Prefunding Escrow Account for purposes of funding future loan requests by a then existing Loan Obligor (unless and until such revolving credit loan either is sold or transferred to another Person pursuant to a Permitted Sell Down or is repaid in full and terminated by the applicable Loan Obligor).

     (4) Asset Dispositions. Immediately upon receipt of any Disposition Cost Recovery Proceeds, Borrower shall prepay Loans by an amount equal to the amount of such Disposition Cost Recovery Proceeds. For purposes of this Subsection 2.03(b)(4), “Disposition Cost Recovery Proceeds” means, with respect to the sale, assignment, lease, transfer, loss, liquidation or other disposition of any Permitted Investment or other asset of Borrower (including pursuant to a Permitted Sell Down, each a “Disposition”), the portion of the cash proceeds received by Borrower or any Affiliate of Borrower from any such Disposition (including, if applicable, insurance proceeds and payments under notes or other debt securities received in connection with any such Disposition) representing an amount equal to the cash investment made in such asset (without regard to any reallocations required under FITBA), net of the direct out of pocket costs incurred in connection with such Disposition (including taxes required to be paid in order to consummate any such sale, lease or transfer). Without limiting the generality of the foregoing in any manner, the Loans and other Obligations shall be become immediately due and payable in full, together with any Applicable Prepayment Premium, upon the sale by Borrower of all or substantially all of Borrower’s Loan Portfolio.

     (5) Cure Equity. Any Cure Equity shall be immediately paid over to Lender and applied to the reduction of the Obligations in accordance with Subsection 2.04(c).

     (c) Prepayment Premium. Except as otherwise provided in the last sentence of this Subsection 2.03(c), if Borrower voluntarily prepays all or any portion of the Loans (for purposes hereof, a Change of Control and a sale of all or substantially all of Borrower’s Loan Portfolio shall be deemed voluntary dispositions resulting in a voluntary prepayments of the Loans, notwithstanding anything else to the contrary set forth herein), Borrower shall pay to Lender, as liquidated damages and compensation for the costs of being prepared to make funds available hereunder, an amount equal to (i) the Applicable Prepayment Premium in the case of prepayments of all or substantially all of the Loans, and (ii) the percentage set forth in the applicable clause (x) of the definition thereof, in the case of any partial prepayment of the Loans. Borrower agrees that the Applicable Prepayment Premium is a fair and reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment and redeployment of funds and is not intended nor shall it be construed as being a penalty. Notwithstanding the foregoing, proceeds realized by Borrower from any of (i) a Permitted Sell Down of Permitted Investments which are repaid to Lender during the Funding Period, (ii) the repayment by a Loan Obligor of a Permitted Customer Loan in the normal course and in accordance with the terms thereof (whether as repayments of revolving loan proceeds, payments of scheduled term loan amortization or upon maturity thereof), (iii) the realization upon or disposition of a Permitted Customer Equity Investment, (iv) Cure Equity received by Borrower, and (v) for avoidance of doubt, the prepayment by a Loan Obligor of a Permitted Customer Loan due to circumstances beyond Borrower’s control (for purposes hereof, the exercise by Borrower of remedies pursuant to a default by a Loan Obligor under a Permitted Customer Loan shall not be deemed to be a prepayment under Borrower’s control), in each instance, are not subject to any Applicable Prepayment Premium.

     (d) Early Termination. Notwithstanding any other provision of this Agreement to the contrary, after the occurrence of a Facility Opt Out Borrower shall have the right and option, exercisable upon not less than thirty (30) Business Days prior written notice to Lender, to prepay the Loans in full in cash without application of any Applicable Prepayment Premium or prepayment penalty. In addition, notwithstanding any other provision of the Credit Documents to the contrary, Borrower shall be permitted to sell all or substantially all of Borrower’s Loan Portfolio and Holdings shall be permitted to sell a majority ownership interest in Borrower (or otherwise effectuate a Change of Control) to a Person or Persons not affiliated with Borrower, Compass Group Investments Inc. or with Compass Wilton Partners, LP, provided that concurrently with the closing of any such sale or transfer, Borrower pays and satisfies in full, in cash, all Loans and other Obligations, all of which shall become immediately due and payable in accordance with the terms of this Agreement, together with the payment of the Applicable Prepayment Premiums in accordance with this Subsection 2.03. In either such event, this Agreement shall be automatically terminated without any further action by any of the parties hereto and this Agreement shall be of no further force or effect, other than those indemnification or other provisions which by their express terms are intended to survive termination of this Agreement.

       2.04. Other Payment Terms.

     (a) Place and Manner. Borrower shall make all payments due to Lender hereunder without setoff, counterclaim or deduction by payments at Lender’s office, located at the address specified in Subsection 8.01, or to such other place or account as

Lender and Borrower shall agree, in lawful money of the United States and in same day or immediately available funds not later than 2:00 p.m. on the date due.

     (b) Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest.

     (c) Application of Payments. Prepayments made by Borrower pursuant to Subsections 2.01(d) and 2.03(b) above shall be applied in the following manner: First, to unpaid costs and expenses then due and payable under this Agreement or the other Credit Documents; second, to accrued and unpaid interest then due and payable under this Agreement or any other Credit Document; and third, to repay the Loans; provided, however, that proceeds realized from Permitted Sell Downs and applied to the reduction of the Obligations during the Funding Period shall be applied (after steps one and two above) to repay Loans in the following order: First, 100% of such proceeds shall be applied to reduce the Obligations so long as the outstanding principal balance of all Permitted Investments is greater than $50 million (after giving effect to the Permitted Sell Down giving rise to the prepayment); and second, an amount equal to 80% of such proceeds shall be applied to the reduction of the Obligations so long as the then outstanding principal balance of all Permitted Investments is less than or equal to $50 million but greater than $25 million (after giving effect to the Permitted Sell Down giving rise to the prepayment), in which event, subject to provisions of Subsection 5.02(s)(2) and so long as no Default or Event of Default would be created thereby, Borrower shall be permitted to distribute the remaining 20% of such proceeds to Holdings as a return of equity or other dividend. All prepayments applied to a reduction of the outstanding Loans, other than revolver payments applied to voluntary reduction of the Loans and proceeds of Permitted Sell Downs applied to voluntary reduction of the Loans during the Funding Period, shall be in permanent reduction, on a dollar for dollar basis, of the Facility Cap for purposes of computing the Lending Limit.

     (d) Maximum Lawful Rate of Interest. Notwithstanding anything to the contrary set forth herein, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lender is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate of interest and in the manner otherwise provided herein, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by Lender pursuant to the terms hereof exceed the amount that Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Subsection 2.04(d), a court of competent jurisdiction shall determine by a final, non-appealable order that Lender has received interest hereunder in excess of the Maximum Lawful Rate, Lender shall, to the extent permitted by applicable law, promptly apply such excess as specified in Subsection 2.04(c) and thereafter shall refund any excess to Borrower or as such court of competent jurisdiction may otherwise order.

       2.05. Note and Interest Account.

     (a) Note. The obligation of Borrower to repay the Loans and to pay interest thereon at the rates provided herein shall be evidenced by a promissory note in the form of Exhibit “B” (the “Note”) which note shall be (i) in the original principal amount of $120,000,000, (ii) dated the Closing Date, and (iii) otherwise appropriately completed. Borrower authorizes Lender to record on the schedule annexed to the Note the date and amount of each Loan and of each payment or prepayment of principal thereon made by Borrower, and agrees that all such notations shall constitute prima facie evidence of the matters noted; provided, however, that the failure of Lender to make any such notation shall not affect Borrower’s obligations hereunder or thereunder. Borrower further authorizes Lender to attach to and make a part of the Note continuations of the schedule attached thereto as necessary.

     (b) Interest Account. Borrower authorizes Lender to record in an account or accounts maintained by Lender on its books (the “Interest Account”) (i) the date and amount of each Loan, all payments and charges with respect thereto and interest accrued thereon, and (ii) such other information as Lender may determine is necessary for the computation of interest payable by Borrower hereunder.

       2.06. Loan Funding. Lender shall disburse the proceeds of each Loan to Borrower by disbursement only to the Disbursement Account (or to the Revolver Prefunding Escrow Account pursuant to Subsection 5.01(k) hereof).

       2.07. Lender’s Inability to Make Loans. Lender shall give Borrower reasonably prompt written notice of any inability on its part to make or continue to make any Loans under this Agreement.

       2.08. Extension Option. Provided that no Default or Event of Default then exists, either on the date that Borrower delivers the Extension Notice (as hereinafter defined) or on the Initial Funding Termination Date, Borrower shall have the right (the “Extension Option”) to extend both the Funding Period and the term of this Agreement for one additional 12-month period commencing on the Initial Funding Termination Date and the Initial Maturity Date, respectively, such that the Funding Period shall end on the Extended Funding Termination Date and the final payment of the unpaid principal balance of the Note, if not sooner declared to be due in accordance with the terms hereof, together with all accrued and unpaid interest thereon, shall be due and payable in full on the Extended Maturity Date, upon and subject to the following terms, provisions and conditions:

     (a) Borrower shall give written notice (the “Extension Notice”) to Lender of Borrower’s election to exercise the Extension Option not less than thirty (30) days prior to the Initial Funding Termination Date, accompanied by a Financial Reporting and Compliance Certificate demonstrating compliance with the terms of this Agreement;

     (b) there shall be no material adverse change in the financial condition or business of Borrower, Holdings or Servicer, in any financial information provided by Borrower, Holdings or Servicer to Lender, or in Borrower’s Loan Portfolio taken as a whole; and

     (c) except as expressly provided to the contrary in this Agreement, all of the other terms, provisions and conditions of this Agreement, the Note and the Credit Documents remain in full force and effect in accordance with their respective terms, including without limitation, the obligation to make monthly payments of interest at the then applicable Interest Rate.

       2.09. Yield Protection; Taxes.

     (a) No Deductions for Taxes. Any and all payments or reimbursements made hereunder or under the Note shall be made free and clear of and without deduction of or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (except net income taxes and franchise taxes imposed on Lender as a result of a present or former connection between the jurisdiction of the Governmental Authority imposing such tax and Lender) (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called “Taxes”). If any Taxes are required to be withheld from any amounts payable to Lender hereunder or under the other Credit Documents, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Credit Documents. Whenever any Taxes are payable by Borrower, as promptly as possible thereafter, Borrower shall send to Lender a certified copy of an original official receipt received by Borrower showing payment thereof. If Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Lender the required receipts or other required documentary evidence, Borrower shall indemnify Lender for any incremental taxes, interest or penalties that may become payable by Lender as a result of any such failure. The agreements in this Subsection 2.09 shall survive the termination of this Agreement.

     (b) Changes in Tax Laws. In the event that, subsequent to the Closing Date, (A) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (B) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (C) compliance by Lender with any request or directive (whether or not having the force of law) from any Governmental Authority:

     (1) does or shall subject Lender to any tax of any kind whatsoever with respect to this Agreement, the other Credit Documents or any Loans made, or change the basis of taxation of payments to Lender of principal, fees, interest or any other amount payable hereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment fees or other fees payable hereunder or changes in the rate of tax on the overall net income of Lender); or

     (2) does or shall impose on Lender any other condition or increased cost in connection with the transactions contemplated hereby or participations herein; and

     (3) except as provided in Subsection 2.09(b)(4) below, the result of any of the foregoing is to increase the cost to Lender of making or continuing any Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Lender, upon its demand, any additional amounts necessary to compensate Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Lender with respect to this Agreement or the other Credit Documents. If Lender becomes entitled to claim any additional amounts pursuant to this Subsection 2.09(b), it shall promptly notify Borrower of the event by reason of which Lender has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

     (4) The parties hereto acknowledge Lender’s status as a publicly traded Real Estate Investment Trust under the Code (a “REIT”). Notwithstanding the provisions of this Section 2.09 to the contrary, if any increase in the cost to Lender of making or continuing any Loan hereunder, or any reduction in the amount receivable hereunder results from a loss or change of Lender’s status as a REIT, which loss is attributable to Lender’s actions, conduct or inactions, or from a failure of Lender to continue to qualify and carry on business as a REIT for any reason other than a change in the Code or other applicable laws, rules or regulations governing REITs or from other orders of any Governmental Authority, then Borrower shall not be responsible for any such costs or reduced amounts receivable by Lender and the provisions of this Section 2.09 shall not apply. Furthermore, if any change in law, rule or regulation relating to taxation of REITs results in increased costs or reduced returns to Lender as aforesaid, and Lender demands payment from Borrower pursuant to this Section 2.09, then Borrower may, upon 30 days prior notice to Lender, refinance the Loans without payment of any premium (including any Applicable Prepayment Premium). Any such refinancing shall not otherwise effect Borrower’s obligations under this Section 2.09.

SECTION III. CONDITIONS PRECEDENT; TRANSACTION APPROVAL PROCEDURES.

       3.01. Conditions Precedent to Initial Loan. The obligation (irrespective of any approval of a Transaction Approval Request) of Lender to make the initial Approved Loan, whether on the Closing Date or thereafter, is, in addition to the conditions precedent specified in Subsection 3.02, subject to the delivery of all documents listed on, the taking of all actions set forth on and the satisfaction of all other conditions precedent listed in the Closing Checklist attached hereto as Annex “A”, all in form and substance, or in a manner, reasonably satisfactory to Lender. Without limiting the foregoing, the obligation of Lender to make the initial Approved Loan is subject to receipt by Lender, on or prior to the applicable Funding Date, of the following documents, each in form and substance reasonably satisfactory to Lender:

     (1) Copies of all formation, capitalization and governance documents of Holdings reflecting that it has issued and sold Stock to Compass Wilton Partners, LP, the gross cash proceeds of which are at least $25,000,000 and that Holdings has, in turn, contributed or otherwise purchased not less than $25,000,000 of capital Stock of Borrower, together with evidence, reasonably satisfactory to Lender, that such proceeds have been deposited to the Disbursement Account or the Revolver Prefunding Escrow Account and have been used or are otherwise available to Borrower solely and expressly for purposes of making or purchasing Permitted Investments;

     (2) Certificates of the managers of each of Holdings and of Borrower, dated the initial Funding Date, certifying that no Default or Event of Default exists or would be created by the contemplated Loans, that all conditions precedent specified in Subsections 3.01, 3.02 and 3.03 have been fully satisfied and that all representations and warranties set forth in Section 4.01 are true and correct as of such date; and

     (3) Evidence of insurance as required under Subsection 5.01(f), to the extent not already delivered to Lender.

       3.02. Conditions Precedent to Each Loan. The obligation of Lender to make each Approved Loan, including the making of the initial Approved Loan hereunder, is subject to the further conditions that Lender shall have received an appropriate Loan Funding Request in accordance with the terms of this Agreement and that on the requested Funding Date and after giving effect to such Loan, the following shall be true and correct:

     (a) The representations and warranties set forth in Subsection 4.01 are true and correct in all material respects as if made on such date;

     (b) No Default or Event of Default has occurred and is continuing;

     (c) Each of the Credit Documents remains in full force and effect;

     (d) The requested Loan substantially conforms to the applicable Transaction Approval Request and has been documented in accordance with the requirements set forth herein; and

     (e) No Required Equity Deficiency exists or shall be created by such Loans. Without limiting the foregoing in any manner, Lender shall first receive evidence satisfactory to it, in its sole and absolute discretion, that (a) Borrower has received a cash equity investment on terms reasonably acceptable to Lender, if and as required in order to avoid a Required Equity Deficiency, and (b) that after giving effect to any such investment Borrower will continue to be in full compliance with the provisions of this Agreement, including, without limitation, Subsections 5.01(l), 5.02(r) and 5.03(b) hereof. Lender shall be obligated to make Loans pursuant to approved Transaction Approval Requests of Borrower only to the extent that such cash equity has been so contributed and all other conditions precedent have been fully satisfied.

        3.03. Transaction Approval Request Procedures.

     (a) Prior to and as a condition precedent to signing any loan or financing agreement, entering into any financing or purchase commitment or otherwise committing itself to fund, purchase or finance any transaction originated, offered or proposed by any party, and irrespective of whether such transaction is intended to be financed utilizing Loan proceeds, Borrower shall submit a Transaction Approval Request to Lender in accordance with the terms hereof and shall obtain Lender’s consent thereto. In the absence of further instruction, any request by Borrower for an approval of a proposed Permitted Investment shall be in writing, on the form attached hereto as Exhibit “C”, accompanied by the information and documentation prescribed on such form (each such request, together with accompanying information and documentation, a “Transaction Approval Request”). Each Transaction Approval Request shall identify the proposed transaction and shall specify the proposed Funding Date, indicate the amount, nature and types of Permitted Investment(s) being contemplated, provide specific information relating to the proposed Loan Obligor and all relevant affiliates thereof, and shall contain such other information and documentation as is reasonably required by Lender to evaluate such proposed transaction, including, without limitation, (i) a summary of any material deviations from Borrower’s standard Underwriting and Credit Standards and its Standard Customer Loan Documentation, and (ii) information on any syndication or assignment plans of Servicer with respect to such proposed transaction, sufficient to permit Lender to determine compliance with the definition of a Permitted Sell Down.

     (b) Lender shall endeavor to respond to each Transaction Approval Request within three (3) Business Days of its receipt thereof, subject to the provisions of Subsection 3.03(c) below. The failure of Lender to respond to a Transaction Approval Request within three Business Days of its receipt by Lender, either declining or approving such request or requesting additional information in accordance with the terms of Subsection 3.03(c), shall be deemed a rejection by Lender of such Transaction Approval Request; provided, however, that any such deemed rejection shall not constitute a rejection of such proposed Permitted Investment for purposes of the Facility Opt Out unless such proposed Permitted Investment was, in fact, a Conforming Investment. For purposes of this Subsection 3.03(b), a Transaction Approval Request shall be deemed received by Lender only upon confirmation by Lender of such receipt. Lender shall endeavor, in good faith and with reasonable diligence, to provide such confirmation to Borrower either telephonically or by e-mail transmission promptly upon receipt by it of a Transaction Approval Request, provided, however, that if Borrower does not receive any such confirmation within 24 hours of having sent a Transaction Approval Request to Lender (said 24 hours to be measured only with regard to Business Days and not counting any intervening days that are not Business Days), Borrower may request such confirmation from Lender, whereupon, absent any indication that Lender did not actually receive such Transaction Approval Request or a request by Lender for more information, the subject Transaction Approval Request shall be conclusively presumed received by Lender (and the aforementioned three day period shall be deemed to commence) as of the date of such request by Borrower for confirmation.

     (c) If Lender reasonably determines that it requires more information than contained in the Transaction Approval Request in order to evaluate the proposed Permitted Investment subject of such request, it shall present a request for more information to Borrower within two (2) Business Days after its receipt of Borrower’s Transaction Approval Request. Each Transaction Approval Request made in accordance with the terms hereof shall be deemed complete unless a request for additional information is made by Lender in accordance with the terms hereof. Once Borrower has complied with Lender’s request and delivered all additional information or documentation reasonably requested (or has indicated to Lender that such information is not available), then Lender shall have three additional days to evaluate such Transaction Approval Request and to either approve or decline such request in accordance with subsection 3.03(b) above.

     (d) Prior to consenting to or making any amendment, modification or other material change to the terms or documentation of any Permitted Investment, other than a Permitted Customer Loan Modification, Borrower shall first obtain Lender’s consent thereto by submitting to Lender a Transaction Approval Amendment Request describing, with specificity and reasonable detail, any proposed amendment or deviation from the corresponding Transaction Approval Request.

       3.04. Covenant to Deliver. Borrower agrees (not as a condition but as a covenant) to deliver to Lender each item required to be delivered to Lender as a condition to the making of each Loan and that, if requested by Lender, Borrower shall provide evidence reasonably acceptable to Lender of compliance with any of the foregoing conditions precedent to making a Loan. Borrower expressly agrees that the making of any Loan prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of Borrower’s obligation to deliver such item and, in such event, Borrower agrees to use its best efforts to deliver such item as soon as reasonably possible after the making of such Loan.

SECTION IV. REPRESENTATIONS AND WARRANTIES.

       4.01. Borrower’s Representations and Warranties. To induce Lender to enter into this Agreement and to make Loans hereunder, Borrower represents and, warrants to Lender as follows:

     (a) Due Organization, Qualification, Etc. Borrower (i) is a limited liability company duly organized and validly existing under the laws of the State of Delaware and has been issued an organizational identification number by the State of Delaware of 3584430; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted and as proposed to be conducted; (iii) has and at all relevant times shall have its chief executive office in Nassau, Bahamas, (iv) is duly qualified or licensed to do business in each jurisdiction where the nature of the business of Borrower requires such qualification or licensing and the failure to be so qualified or licensed might have a Material Adverse Effect.

     (b) Disclosure. No representation or warranty of Borrower or any Credit Party contained in this Agreement, the Financial Statements referred to in Subsection 5.01, the other Credit Documents or any other document, certificate or written statement furnished to Lender by or on behalf of any such Person for use in connection with the Credit Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.

     (c) Authority. The execution, delivery and performance by Borrower of each Credit Document to be executed by Borrower and the consummation of the transactions contemplated thereby (i) are within the limited liability company power of Borrower and (ii) have been duly authorized by all necessary limited liability company actions on the part of Borrower (including any members of Borrower, if necessary).

     (d) Enforceability. Each Credit Document executed, or to be executed, by Borrower has been, or will be, duly executed and delivered by Borrower and constitutes, or will constitute, a legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

     (e) Non-Contravention. The execution and delivery by Borrower of the Credit Documents executed by Borrower and the performance and consummation of the transactions contemplated thereby do not and will not (i) violate any Requirement of Law applicable to Borrower or Holdings; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any Contractual Obligation of Borrower or Holdings, (iii) violate, conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under any Contractual Obligation or organizational documents of

Borrower or of any Credit Party, except if such violations, conflicts, breaches or defaults described in clauses (i), (ii) or (iii) could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or otherwise violate or conflict with any laws, rules, regulations or orders of any Governmental Authority, or (iv) result in the creation or imposition of any Lien upon any property, asset or revenue of Borrower or Holdings (except such Liens as may be created in favor of Lender pursuant to this Agreement or the other Credit Documents).

     (f) Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including, without limitation, the partners or shareholders of any Person) that has not been obtained on or prior to the Closing Date is required in connection with the execution and delivery of the Credit Documents executed by Borrower and the performance and consummation of the transactions contemplated thereby.

     (g) No Violation or Default. Borrower is not in violation of or in default with respect to (i) any Requirement of Law applicable to it or (ii) any Contractual Obligation of it (nor is there any waiver in effect which, if not in effect, would result in such a violation or default), where, in each case, such violation or default could have a Material Adverse Effect.

     (h) Litigation. No actions, suits, proceedings or investigations are pending or, to the knowledge of Borrower, threatened against Borrower or Holdings at law or in equity in any court or before any other Governmental Authority which (i) could (alone or in the aggregate) have a Material Adverse Effect or (ii) seek to enjoin, either directly or indirectly, the execution, delivery or performance by Borrower of the Credit Documents or the transactions contemplated thereby.

     (i) Title. Borrower owns and has good and marketable title in fee simple absolute to, or a valid leasehold interest in, all of its real properties, if any, and good title to, its other respective assets and properties as reflected in the most recent Financial Statements delivered to Lender (except those assets and properties disposed of in the ordinary course of business or otherwise in compliance with this Agreement since the date of such Financial Statements) and all respective assets and properties acquired by Borrower since such date (except those disposed of in the ordinary course of business or otherwise in compliance with this Agreement), including, without limitation, all of the Collateral. Such assets and properties are subject to no Lien, except for Permitted Liens.

     (j) Financial Statements. The Financial Statements of Borrower which have been delivered to Lender, (i) are, in all material respects, prepared from and in accordance with the books and records of Borrower, which books and records have been maintained in accordance with sound business practice; (ii) have been prepared in accordance with FITBA; and (iii) fairly present in all material respects, in accordance with FITBA, the financial condition of Borrower at such date. Borrower does not have any contingent obligations, liability for taxes or other outstanding obligations which are material in the aggregate, except as disclosed in the Financial Statements delivered to Lender pursuant hereto, and liabilities which under FITBA are not required to be reflected or reserved against in the Financial Statements, and none of which, in any event, could reasonably be expected to have a Material Adverse Effect.

     (k) Ownership Interests. Holdings is the sole member of Borrower. All outstanding Stock of Borrower is, to the extent applicable, duly authorized, validly issued and fully paid. There are no outstanding subscriptions, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (firm or conditional) regarding the membership interests (or any other Stock) of Borrower. All Stock of Borrower has been offered and sold in compliance with all federal and state securities laws and all other Requirements of Law. As of the Closing Date: (i) the authorized Stock (including any springing, executory, contingent, non-economic or unvested interests with respect thereto) of each of the other Credit Parties is as set forth on Schedule 4.01(k); (ii) the identity of the holders of the Stock of each of the Credit Parties and the percentage of their fully-diluted ownership of the Stock of each of the Credit Parties is set forth on Schedule 4.01(k); and (iii) no Stock of any Credit Party, other than those described above, is issued and outstanding. Except as provided in Schedule 4.01(k), as of the Closing Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party of any Stock of any such entity.

     (l) No Agreements to Sell Assets, Etc. Borrower has no legal obligation, absolute or contingent, to any Person to sell the assets of Borrower, or to effect any merger, consolidation or other reorganization of Borrower or to enter into any agreement with respect thereto.

     (m) Employee Benefit Plans. As of the date hereof, neither Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under any Employee Benefit Plan of any type or nature whatsoever. Neither Borrower nor any ERISA Affiliate contributes to or has any liability with respect to any Multiemployer Plan.

     (n) Other Regulations. Borrower is not subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Federal Power Act, any state public utilities code or to any federal or state statute or regulation limiting its ability to incur Indebtedness.

     (o) Governmental Charges and Other Indebtedness. Borrower has filed or caused to be filed all tax returns which are required to be filed by it. Borrower has paid, or made provision for the payment of, all taxes and other Governmental Charges which have or may have become due pursuant to said returns or otherwise and all other Indebtedness which has become due, except for such Governmental Charges or Indebtedness, if any, which are being contested in good faith and as to which adequate reserves (in Lender’s reasonable judgment) have been provided or which could not reasonably be expected to have a Material Adverse Effect if unpaid.

     (p) Subsidiaries. Borrower has no Subsidiaries (other than Workout Subsidiaries formed or acquired after the Closing Date), is not a partner in any partnership and is not a joint venturer in any joint venture.

     (q) No Material Adverse Effect. No event has occurred and no condition exists which could reasonably be expected to have a Material Adverse Effect.

     (r) Records Regarding Collateral. Borrower keeps and maintains its books and records regarding its accounts at its office at Westport, Connecticut. The only location at which any Collateral is located (other than Collateral in possession of the Custodian pursuant to the Custodial Agreement) is at Borrower’s Westport, Connecticut office.

     (s) Accounts. All of Borrower’s accounts, if any, are bona fide existing obligations created by the rendering of services or the furnishing of other good and valuable consideration in the regular course of Borrower’s business (including providing financing) to its account debtors.

     (t) Permitted Investments. All Permitted Investments were and will be (i) made, acquired or purchased using only equity funds of Borrower or proceeds of Loans (or some combination thereof) in accordance with the terms hereof, (ii) made with consent or approval of Lender pursuant to terms hereof, utilizing Standard Customer Loan Documentation, as the same may be amended or modified as permitted hereunder or as otherwise set forth in an approved Transaction Approval Request, and (iii) duly pledged to Lender as and when so made or acquired and delivered to the Custodian in accordance with Subsection 5.03 hereof.

     (u) [Reserved].

     (v) Solvency. Each of Borrower and the other Credit Parties is Solvent.

     (w) Judgments; Adverse Facts. There are no judgments in excess of $250,000 outstanding against Borrower or any Credit Party or any Subsidiary thereof or affecting any property of any Credit Party or any of its Subsidiaries.

     (x) Use of Loans. Borrower shall utilize the proceeds of the Loans solely for purchasing Permitted Investments.

     (y) Deposit, Disbursement and Other Accounts. Schedule 4.01(y) lists all banks and other financial institutions at which Borrower or any other Credit Party maintains deposit, securities or other accounts as of the Closing Date, including the Disbursement Account, the PICCA, the Cash Flow Account, the Revolver Prefunding Escrow Account, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

     4.02. Reaffirmation. Borrower shall be deemed to have reaffirmed, in all material respects, for the benefit of Lender, each representation and warranty contained in Subsection 4.01 on and as of the date each Loan is made.

SECTION V. COVENANTS.

     5.01. Affirmative Covenants. Until the termination of this Agreement and the satisfaction in full by Borrower of all Obligations, Borrower shall comply, and shall cause compliance, with the following affirmative covenants unless Lender shall otherwise consent in writing:

     (a) Financial Statements, Reports, Etc. Borrower shall furnish to Lender the following, each in such form and such detail as Lender shall reasonably request:

     (i) Within thirty (30) Business Days after the last day of each calendar month, a Financial Reporting and Compliance Certificate substantially in the form attached hereto as Exhibit “D” (a “Financial Reporting and Compliance Certificate”) setting forth in reasonable detail the computation of the Performance Benchmarks of Borrower’s Permitted Customer Loans, any Required Equity Deficiency (or absence thereof), the PICCA balance (showing the amount of Prepaid Interest received by Borrower and the amount of any Prepaid Interest deposited to the PICCA and/or paid to Servicer (or any other similar servicing entity, to the extent permitted hereunder and under the Servicing Agreement) during such period) and the balance of the Revolver Prefunding Escrow Account, in each case for such month as of the last day of such month;

     (ii) Within forty five (45) Business Days after the last day of each fiscal quarter, copies of the unaudited, consolidated and consolidating Financial Statements of Holdings, Borrower and their respective Subsidiaries for such quarter as of the last day of such quarter, accompanied by Borrower’s EIGCF computations for such quarter (indicating amounts applied to prepayment of Obligations and amounts carried forward to the succeeding year’s EIGCF) and indicating the Funding Limit as of the last day of such quarter;

     (iii) Within one hundred twenty (120) days after the close of each fiscal year of Borrower, copies of the audited consolidated and unaudited consolidating Financial Statements of Holdings, Borrower and their respective Subsidiaries (including, without limitation, Financial Statements for such Persons for such year, prepared by a nationally recognized independent certified public accounting firm reasonably acceptable to Lender), together with a Financial Reporting and Compliance Certificate indicating EIGCF applied to prepayment of Obligations and EIGCF carried forward to the succeeding year’s EIGCF and, to the extent applicable, a Tax Distribution Statement;

     (iv) As soon as possible and in no event later than three (3) Business Days after any manager or executive officer of Borrower knows of the occurrence or existence of (A) any actual or threatened litigation, suits, claims or disputes against Borrower or Holdings involving potential monetary damages payable by such Person of $250,000 or more (alone or in the aggregate); (B) any other event or condition which could reasonably be expected to have a Material Adverse Effect; or (C) any Event of Default or Default; a written statement of the manager or officer of Borrower setting forth the details of such event, condition, Event of Default or Default and the action, if any, which Borrower, Holdings or Consultant proposes to take with respect thereto;

     (v) Whenever payments are requested or required to be made by Borrower to Servicer and in any event within 30 Business Days after the last day of each fiscal quarter, a Servicer Report prepared by Servicer and certified to Lender indicating the amounts then due and payable by Borrower and amounts paid to Servicer (by Borrower, directly from all Loan Obligors or otherwise) during such quarter and to date for such Fiscal Year (including, without limitation, a summary of all fees received by Servicer from any Loan Obligor or any other Person during such period);

     (vi) Whenever payments are required or requested to be made by Borrower to Consultant pursuant to the terms of the Consulting Agreement, and in any event within 30 Business Days after the last day of each fiscal quarter, a report prepared by the Consultant and certified to Lender indicating the amounts due and payable by Borrower and amounts paid by Borrower during such month and to date for the current Fiscal Year; and

     (vii) Such other instruments, agreements, certificates, opinions, statements, documents and information relating to the operations or condition (financial or otherwise) of Borrower, and compliance by Borrower with the terms of this Agreement and the other Credit Documents, as Lender may from time to time reasonably request.

     (b) Books and Records. Borrower shall at all times keep proper books of record and account in which full, true and correct entries will be made of its transactions in accordance with FITBA in all material respects.

     (c) Inspections; Information. Borrower shall permit any Person designated by Lender, upon reasonable notice and during normal business hours, to visit and inspect any of the properties and offices of Borrower, to examine the books of account of Borrower including all Loan Files, and to discuss the affairs, finances and accounts of Borrower with, and to be advised as to the same by, their managers, officers, auditors and accountants, all at such times and intervals as Lender may reasonably request. Borrower shall permit Lender, upon reasonable notice and during normal business hours, to inspect the Collateral and Borrower shall furnish to Lender, upon request of Lender, such information regarding the Collateral and Borrower’s business as Lender may from time to time reasonably request. Borrower authorizes Lender at any time to investigate or make inquiries of former or current creditors of Borrower or other Persons.

     (d) Governmental Charges and Other Indebtedness. Borrower shall promptly pay and discharge when due (i) all taxes and other Governmental Charges prior to the date upon which penalties accrue thereon, (ii) all Indebtedness which, if unpaid, could become a Lien upon the property of Borrower and (iii) all other Indebtedness which, if unpaid, could reasonably be expected to have a Material Adverse Effect, except such taxes and Indebtedness as may in good faith be contested or disputed, or for which arrangements for deferred payment have been made, provided that in each such case appropriate reserves are maintained as may be reasonably required by Lender.

     (e) Compliance With Laws and Contractual Obligations. Borrower and each other Credit Party will (a) comply with and shall cause each of its Subsidiaries to comply with (i) the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety) as now in effect and which may be imposed in the future in all jurisdictions in which Borrower or any Credit Party or any of its Subsidiaries is now doing business or may hereafter be doing business and (ii) the obligations, covenants and conditions contained in all Contractual Obligations of such Credit Party or any of its Subsidiaries, other than, in the case of both (i) and (ii) above, those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which, in each case, could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (b) maintain or obtain and shall cause each of its Subsidiaries to maintain or obtain all licenses, qualifications and permits now held or hereafter required to be held by such Credit Party or any of its Subsidiaries, for which the loss, suspension, revocation or failure to obtain or renew, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. This Subsection shall not preclude any Credit Party or its Subsidiaries from contesting any taxes or other payments, if they are being diligently contested in good faith in a manner which stays enforcement thereof and if appropriate expense provisions have been recorded in Borrower’s books and records and reflected on its Financial Statements. Borrower represents and warrants that each other Credit Party (i) is in compliance and each of its Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority and the obligations, covenants and conditions contained in all Contractual Obligations other than those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (ii) maintains and each of its Subsidiaries maintains all licenses, qualifications and permits referred to above.

     (f) Insurance. Upon acquiring its first Permitted Customer Loan and at all times thereafter, Borrower and each Credit Party will obtain and maintain or cause to be maintained, with financially sound and reputable insurers, public liability insurance with respect to its business and properties and the business and properties of its Subsidiaries against liability, loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses (including, without limitation so-called D&O insurance covering Borrower’s managers’ directors and officers) and in amounts reasonably acceptable to Lender and will deliver evidence thereof to Lender. Borrower shall cause Lender, pursuant to endorsements and/or assignments in form and substance reasonably satisfactory to Lender, to be named as lender’s loss payee in the case of casualty insurance and additional insured in the case of all liability insurance, in each case for the benefit of Lender. Borrower represents and warrants that it and each of its Subsidiaries currently maintains all material properties as set forth above and maintains all insurance described above. In the event Borrower fails to provide Lender with evidence of the insurance coverage required by this Agreement, Lender may purchase insurance at Borrower’s expense to protect Lender’s interests (including its interests in the Collateral), This insurance may, but need not, protect Borrower’s interests. The coverage purchased by Lender may not pay any claim made by Borrower or any claim that is made against Borrower in connection with the Collateral. Borrower may later cancel any insurance purchased by Lender, but only after providing Lender with evidence that Borrower has obtained insurance as required by this Agreement. If Lender purchases insurance required hereunder, Borrower will be responsible for the costs of that insurance, including interest and other charges imposed by Lender in connection with the placement of such insurance, until the effective date of the cancellation or expiration of such insurance. The costs of any such insurance may be added to the Obligations. The costs of any such insurance may be more than the cost of insurance Borrower is able to obtain on its own.

     (g) General Business Operations. Borrower shall (including, without limitation, causing Holdings to take such actions as may be necessary for Borrower to) (i) preserve and maintain its limited liability company existence and all of its rights, privileges and franchises reasonably necessary to the conduct of its business, (ii) conduct its business activities in compliance with all Requirements of Law and Contractual Obligations applicable to it, the violation of which could have a Material Adverse Effect, (iii) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and (iv) maintain its chief executive office and principal place of business in Nassau, Bahamas. Borrower shall not change its limited liability company status, its name or its chief executive office or the office where it keeps its books and records with respect to accounts, chattel paper or other Collateral without giving at least thirty (30) days prior written notice to Lender.

     (h) Collateral. Borrower shall keep all Collateral (other than Collateral delivered to the Custodian) at the locations identified in Subsection 4.0l(r). Borrower shall not sell, rent, lease, transfer, consign, dispose or otherwise convey any of the

Collateral except pursuant to Permitted Sell Downs or as otherwise expressly permitted hereunder.

     (i) Funding Limit Certificate. Upon request of Lender, Borrower promptly shall provide to Lender a written report, prepared in reasonable detail and with supporting documentation, setting forth the calculation of the Funding Limit as of the date specified in Lender’s request.

     (j) Servicing Agreement. Borrower shall at all times have in full force and effect a servicing agreement with Servicer or a successor thereto substantially similar to the Servicing Agreement (unless such termination is required or caused by Lender in accordance with the provisions of the Credit Documents). Borrower shall at all times use its best efforts to cause the Servicer to comply with the Servicing Agreement in all material respects. Borrower shall not remove the Servicer or consent to an assignment by Servicer of any interest in the Servicing Agreement without, in each case, the prior written consent of Lender. Borrower shall, at the direction of the Lender and otherwise, enforce in all material respects all provisions of the Servicing Agreement, including, if permitted to do so, removing the Servicer, terminating the current Servicing Agreement and arranging for a replacement Servicer reasonably satisfactory to Lender.

     (k) Minimum Revolver Prefunding Escrow Account Balance. Borrower shall not permit the balance of the Revolver Prefunding Escrow Account at any time to be less than the total Undrawn Commitments for Permitted Customer Loans owned directly or indirectly by Borrower; provided, however that notwithstanding the provisions of Subsection 2.02(b)(l) to the contrary, but otherwise subject to the terms and provisions of this Agreement, Borrower may request Loans (in the amount of such Undrawn Commitments) and utilize the proceeds thereof to maintain the minimum Revolver Prefunding Escrow Account balance required hereunder.

     (l) Required Equity. So long as and at all times while any Loans are outstanding, Borrower shall have not less than $25 million of Unreturned Equity (the “Minimum Required Equity”). So long as the aggregate outstanding principal balance of Permitted Customer Loans (including Undrawn Commitments) is greater than $25 million but less than or equal to $50 million, Borrower shall not permit the ratio (expressed as a percentage) of Incremental Equity to the aggregate outstanding principal balance of all Loans to be less than twenty five percent (25.0%), as determined from Borrower’s most recent Financial Reporting and Compliance Certificate delivered pursuant to the terms hereof; where “Incremental Equity” equals the remainder obtained by subtracting the Minimum Required Equity from Borrower’s total Unreturned Equity. In the event Borrower is not in compliance with the foregoing equity requirements, Borrower shall cause any such deficiency (a “Required Equity Deficiency”) to be restored to an amount not less than zero within three (3) Business Days after the date on which such Financial Reporting and Compliance Certificate was or should have been delivered to Lender. Without limiting the foregoing in any manner, if Borrower’s aggregate outstanding Permitted Customer Loans (including Undrawn Commitments) is equal to or greater than $50,000,000, Borrower shall have, at all relevant times, an amount of Unreturned Equity not less than $30,000,000. For purposes of this subsection 5.01(1), all Permitted Customer Loans shall be valued at par, disregarding any reallocations that may be required under FITBA in connection with associated Permitted Customer Equity Investments.

     (m) [Reserved].

     (n) Separate Existence. Borrower shall take all reasonable steps (including, without limitation, in each case, all steps that the Lender may from time to time reasonably request) to maintain its identity as a separate entity with assets and liabilities distinct from those of any other Person, including Holdings, Consultant and any other Affiliate thereof. Without limiting the generality of the foregoing the Borrower shall:

     (1) conduct all of its business, and make all communications to third parties (including all invoices (if any), letters, checks and other instruments) solely in its own name (and not as a division of any other Person), and require that all employees, if any, of the Borrower and all Persons conducting business on Borrower’s behalf (including the Consultant and any other Affiliate of Borrower) identify themselves as such and not as employees of any other Person;

     (2) compensate all employees of the Borrower, if any, consultants and other service providers (including Consultant and any other direct or indirect Affiliate of Borrower) directly, from the Borrower’s bank accounts, for services provided to the Borrower by such employees, consultants and agents and, to the extent any employee, consultant or agent of the Borrower is also an employee, consultant or agent of any Affiliate of the Borrower, allocate the compensation of such Affiliate between the Borrower and such Affiliate on a basis which reflects the relative value of the services rendered to the Borrower and such Affiliate;

     (3) pay its own operating expenses and liabilities from its own funds, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between the Borrower and any Affiliate on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

     (4) maintain its books and records separate from those of any Affiliate, hold meetings of its Board of Managers pursuant to its limited liability company agreement no less frequently than required by its limited liability company agreement; and maintain all resolutions and other approvals of the Board of Managers in respect of the transactions contemplated by this Agreement as official records of Borrower;

     (5) comply with the provisions of its certificate of formation and its limited liability company agreement and has done or caused to be done and will do all things necessary to observe limited liability company formalities and to preserve its existence.

     (6) except as expressly contemplated under the Credit Documents, prepare its financial statements separately from each Affiliate and insure that any consolidated financial statements of an Affiliate that include the Borrower have detailed notes to the effect that Borrower is a separate entity and that Borrower’s creditors have a claim on its assets prior to those assets becoming available to any creditors of such Affiliate;

     (7) not commingle or permit commingling of its funds or other assets with those of any Affiliate, and not to hold its assets in any manner that would create an appearance that such assets belong to any Affiliate, and not maintain bank accounts or other depository accounts to which any Affiliate is an account party, into which any Affiliate makes deposits or from which any Affiliate has the power to make withdrawals (except pursuant to and in accordance with the provisions of the Servicing Agreement);

     (8) not own any property or any other assets other than Permitted Investments and associated Loan Files, cash, Cash Equivalents and its interest under this Agreement;

     (9) not engage in any business other than the acquisition, ownership, financing and disposition of Permitted Investments in accordance with the applicable provisions of its formation and governance documents and this Agreement;

     (10) not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than the Permitted Indebtedness;

     (11) maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person;

     (12) not permit any Affiliate to pay any of the Borrower’s operating expenses;

     (13) other than as expressly contemplated under the Credit Documents, not guarantee any obligation of any Affiliate nor (to the extent that Borrower has the legal power to prevent such) have any of its obligations guaranteed by any Affiliate (either directly or by seeking credit based on the assets of such Affiliate), or otherwise hold itself out as responsible for the debts of any Affiliate;

     (14) have all its officers, managers, employees (if any) and agents conduct all of Borrower’s business solely in Borrower’s own name;

     (15) not permit itself to be named as a direct or contingent beneficiary or loss payee on any insurance policy covering the property of any Affiliate and not name other Affiliates as a direct or contingent beneficiary or loss payee on its own insurance policies such that (A) in the event of a loss in connection with such Affiliate’s property, payments on account thereof would be made to the Borrower or such would be jointly made to the Borrower and such Affiliate, or (B) payments on account of losses to the Borrower’s property would be made to any Affiliates, or would be jointly made to the Borrower and any Affiliates;

     (16) maintain an arms-length relationship with its Affiliates in compliance with Subsection 5.02(m) hereof; and

     (17) hold itself out and identify itself as a separate and distinct entity and not as a division or part of any Affiliate, and will not fail to correct any misunderstanding as to the separateness or distinction of it from any Affiliate.

     (o) Further Assurances. Notwithstanding the provisions of Section 5.01(n) hereof to the contrary, Borrower shall and shall cause, to the extent possible, each other Credit Party, from time to time:

     (1) to execute such guaranties, financing statements, documents, security agreements and reports as Lender at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations contemplated by the Credit Documents.

     (2) to cause each Person, upon its becoming a Subsidiary of any Credit Party (provided that this shall not be construed to constitute consent by Lender to any transaction not expressly permitted by the terms of this Agreement), promptly to guaranty the Obligations and to grant to Lender, a security interest in the real, personal and mixed property of such Person to secure the Obligations and (ii) pledge, or cause to be pledged, to Lender, all of the Stock of such Subsidiary to secure the Obligations. The documentation for such guaranty, security and pledge shall be substantially similar to the Credit Documents executed concurrently herewith with such modifications as are reasonably requested by Lender.

     5.02. Negative Covenants. Until the termination of this Agreement and the satisfaction in full by Borrower of all Obligations, Borrower shall comply, and shall cause compliance, with the following negative covenants unless Lender shall otherwise consent in writing.

     (a) Indebtedness. Borrower shall not create, incur, assume or permit to exist any Indebtedness except for Permitted Indebtedness.

     (b) Liens. Borrower shall not create, incur, assume or permit to exist any Lien on or with respect to any of its assets or property of any character, whether now owned or hereafter acquired, except for Permitted Liens. Borrower shall keep all Collateral free and clear of all Liens except Liens in favor of Lender and Permitted Liens.

     (c) Asset Dispositions. Borrower shall not sell, lease, transfer or otherwise dispose of any of its assets or property, whether now owned or hereafter acquired, except as expressly contemplated by the Credit Documents (including, sales and dispositions in connection with Permitted Sell Downs). Without limiting the generality of the foregoing,

Borrower shall not sell, transfer or assign Borrower’s Loan Portfolio or any substantial part thereof to any Affiliate (including any Affiliate of either Compass Group Investments Inc. or Compass Wilton Partners LP); provided, however, that any sale of all or substantially all of Borrower’s Loan Portfolio to a Person or Persons not affiliated with Borrower or with either Compass Group Investments Inc. or Compass Wilton Partners LP shall cause all Obligations to become immediately due and payable, together with the Applicable Prepayment Premiums in accordance with Subsection 2.03 hereof.

     (d) Mergers, Acquisitions. Etc. Borrower shall not (i) consolidate or combine with or merge with or into any other Person or permit any other Person to merge with or into it; (ii) acquire all or substantially all of the assets of any other Person; (iii) directly or indirectly amend, modify or waive any term or provision of its organizational documents, including its operating agreement unless required by law; or (iii) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution).

     (e) No Negative Pledges. Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly enter into or assume any agreement (other than the Credit Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.

     (f) No Restrictions on Subsidiary Distributions to Borrower. Except as provided herein, Borrower shall not permit any Subsidiary to directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary’s Stock owned by Borrower or any other Subsidiary; (2) pay any Indebtedness owed to Borrower or any other Subsidiary; (3) make loans or advances to Borrower or any other Subsidiary; or (4) transfer any of its property or assets to Borrower or any other Subsidiary.

     (g) Investments. Borrower will not and will not permit any of its Subsidiaries to directly or indirectly make or own any Investment except:

     (1) Investments in Cash Equivalents, provided that such Cash Equivalents are pledged to Lender and are not subject to setoff rights other than by Lender;

     (2) Investments which constitute Permitted Investments; and

     (3) Investments in Workout Subsidiaries.

     (h) Change in Business. Borrower shall not engage, either directly or indirectly through Subsidiaries, in any business substantially different from its business as conducted on the date hereof or as expected to be conducted after the date hereof.

     (i) Security Issuances. Borrower shall not issue, offer or sell any Stock in itself other than as expressly contemplated hereunder.

     (j) ERISA. Neither Borrower nor any ERISA Affiliate shall (i) adopt or institute any Employee Benefit Plan, unless Borrower gives notice of the adoption or institution thereof to Lender and such Employee Benefit Plan is at all times administered in full compliance with all applicable Requirements of Law, or (ii) contribute to or permit any liability to exist with respect to any Multiemployer Plan.

     (k) Subsidiaries, Etc. Borrower shall not create or permit to exist any Subsidiaries (other than Workout Subsidiaries), and Borrower shall not become a partner in any partnership or a joint venturer in any joint venture.

     (l) Sale-Leasebacks. Borrower shall not and shall not cause or permit any of its Subsidiaries to engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

     (m) Transactions With Affiliates: Except as expressly permitted under this Agreement, Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, investment banking, advisory or other similar services) or enter into any Contractual Obligation with any Affiliate or engage in any other transaction with any Affiliate or with any director, officer or employee of any Affiliate except (i) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of Borrower upon fair and reasonable terms at least as favorable to Borrower as a comparable, arms-length transaction with unaffiliated Persons and which terms are fully disclosed to Lender, (ii) subject to the provisions of Subsection 5.02(s) below, payment by Borrower to Consultant of scheduled, non-accelerated fees in accordance with the terms of the Consulting Agreement in an amount not to exceed the limitations set forth in the definition of Borrower’s Consultant Fee, and (iii) payment of any Special Independent Manager’s fees not to exceed $15,000 in the aggregate for any Fiscal Year of Borrower. Notwithstanding the foregoing to the contrary, no payments may be made by Borrower with respect to any of the items set forth in clause (ii) above after the occurrence of an Event of Default or if a Default or Event of Default would result after giving effect to such payment.

     (n) Accounting Changes. Borrower shall not change (i) its fiscal year (currently January 1 through December 31) or (ii) its accounting policies for recognition of assets, liabilities, revenues, expenses, losses or gains, except as required under FITBA.

     (o) Bank Accounts. Borrower shall not and shall not cause or permit its Subsidiaries to establish any new deposit or securities accounts without prior written notice to Lender and unless Lender and the financial institution at which such account is to be opened enter into a tri-party agreement regarding such account pursuant to which such financial institution acknowledges the security interest of Lender in such account, agrees to comply with instructions originated by Lender directing disposition of the funds or other financial assets credited to such account without further consent from Borrower or such Subsidiary, and agrees to subordinate and limit any security interest such financial institution may have in the bank account on terms satisfactory to Lender.

     (p) Limitation on PICCA Funding. Borrower shall not deposit into the PICCA during any Fiscal Year of Borrower an amount greater than the aggregate amount of Prepaid Interest actually received by Borrower in such Fiscal Year, less the amount, if any, of any fees or prepaid interest received by Servicer from any Person other than Borrower or a Loan Obligor (as disclosed to Borrower and to Lender pursuant to terms of the Servicing Agreement), but excluding, however, reasonable referral fees received by Servicer from World Business Capital, Inc., an indirect subsidiary of Compass Group Investments Inc., so long as no breach of the Noncompetition Agreement has occurred and is continuing (any such third party fees being referred to herein as “Unrelated Servicer Income”).

     (q) Limitation on Management or Consultant Fees. Borrower shall not pay any management or professional management or consulting services fee to any Person, including Consultant or any Affiliate of Borrower or Consultant, other than the Borrower’s Consultant Fee and only to the extent permitted under the definition thereof. Such payments shall be made in strict accordance with the terms of the Consulting Agreement. Borrower’s obligations to pay the Borrower’s Consultant Fee shall be subordinated to the payment and performance of the Obligations in a manner satisfactory to Lender.

     (r) Minimum Cash Operating Reserve. So long as and at all times while any Loans are outstanding, Borrower shall not permit the minimum cash operating reserve maintained in the Cash Flow Account to be less than $250,000.

     (s) Restricted Payments and Distributions. Borrower shall not and will not permit any of its Subsidiaries to directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment, except as set forth below.

     (1) Provided no Default or Event of Default has occurred and is continuing or would arise as a result thereof (including with respect to Subsection 5.02(q) above) Borrower may pay the Borrower’s Consultant Fee to the Consultant pursuant to and in accordance with the Consulting Agreement, provided further that each of the following conditions are met:

     (i) Borrower’s EIGCF is greater than zero (as determined in accordance with Borrower’s most recent Financial Reporting and Compliance Certificate and after giving effect, without duplication, to any previous or concurrent payment by Borrower of any Borrower’s Consultant Fee, Permitted Tax Distributions or distributions or dividends made to Holdings) and sufficient funds have been deposited to the Cash Flow Account; and

     (ii) If Borrower’s Loan Portfolio is at Minimum Leverage, then each of the following Performance Benchmarks also shall have been met:

•	The total Non-Performing Permitted Customer Loans and Charged Off Customer Loans in Borrower’s Loan Portfolio is less than or equal to 15% of the aggregate Permitted Customer Loans owned directly or indirectly by Borrower;

•	The total Distressed Permitted Customer Loans and Charged Off Customer Loans in Borrower’s Loan Portfolio is less than or equal to 20% of the aggregate Permitted Customer Loans owned directly or indirectly by Borrower; and

•	The sum of all Distressed Permitted Customer Loans, Troubled Permitted Customer Loans and Charged Off Customer Loans in Borrower’s Loan Portfolio is less than or equal to 30% of the aggregate Permitted Customer Loans owned directly or indirectly by Borrower; and

     (iii) After giving effect to any such payment, the total consulting fees directly or indirectly received by Consultant from Borrower (including all Borrower’s Consultant Fees paid in such fiscal year by Borrower) in the current fiscal year of Borrower shall not exceed the limits set forth in the definition of Borrower’s Consultant Fee; and

     (iv) Borrower has delivered to Lender a report detailing all management fees theretofore paid by Borrower to Consultant in such fiscal year, together with Borrower’s EIGCF pursuant to clause (i) above.

     Notwithstanding, but without limiting or qualifying the foregoing in any manner, Borrower may accrue (but not pay) any portion of the Borrower Consultant Fee which was not paid due to the application of this Subsection 5.02(s)(1), and may pay such accrued amounts at such time as all of the foregoing conditions are fully satisfied.

     (2) Provided no Default or Event of Default has occurred and is continuing or would arise as a result thereof, so long as (x) Borrower’s EIGCF is greater than or equal to zero (as determined in accordance with Borrower’s most recent Financial Reporting and Compliance Certificate and after giving effect, without duplication, to any previous or concurrent payment by Borrower of any Borrower’s Consultant Fee, Permitted Tax Distributions or distributions or dividends made to Holdings) and (y) the Performance Benchmarks set forth in clause 5.02(s)(1)(ii) above are met (if Minimum Leverage then exists with respect to Borrower’s Loan Portfolio), Borrower may pay dividends and may make other distributions to Holdings in an amount equal to the amount by which said EIGCF exceeds zero, and otherwise in accordance with applicable law and Borrower’s organizational documents; subject in each case to the condition that any such payments shall not exceed, in the aggregate, an amount equal to (i) the sum of (x) 8.0% of

Borrower’s Unreturned Equity not exceeding the Minimum Required Equity amount, plus (y) 9.0% of the amount by which Borrower’s Unreturned Equity exceeds Borrower’s Minimum Required Equity, less (ii) any Permitted Tax Distributions made by Borrower during such period. Notwithstanding, but without limiting or qualifying the foregoing in any manner, Borrower may declare and accrue (but not pay) dividends or similar distributions which were not paid due to the application of this Subsection 5.02(s)(2), and may pay such accrued amounts at such time as all of the foregoing conditions are fully satisfied.

     (3) Borrower may make Permitted Tax Distributions to Holdings provided that any such distributions be made only by the Borrower from the Cash Flow Account for the benefit of Holding’s direct and indirect equity owners, and only if (i) Borrower and Holdings shall have first submitted a Tax Distribution Statement to Lender, (ii) sufficient EIGCF has been deposited to the Cash Flow Account (after giving effect to any previous or concurrent payment by Borrower of any Borrower’s Consultant Fee, Permitted Tax Distributions or distributions or dividends made to Holdings) and (iii) no PICCA Default then exists that has not been waived by Lender in writing or cured in accordance with Subsection 6.01(p).

     (4) Provided no PICCA Default has occurred and is continuing, Borrower may make scheduled, non-accelerated payments to Servicer pursuant to and in accordance with the Servicing Agreement exclusively and solely from the PICCA and in an amount not to exceed the lesser of (i) the balance available in the PICCA (after taking into account any fees concurrently or recently received by Servicer from Persons other than Borrower or a Loan Obligor that would otherwise reduce the PICCA balance, in accordance with Section 5.02(p), but which have not yet been deducted from said PICCA balance), or (ii) the Annual Servicer Fee Cap less any payments received by Servicer directly from Loan Obligors; provided, in each case, that Borrower has received (and supplied Lender with a copy of) a report from Servicer detailing (A) any fees received by Servicer directly from Loan Obligors and any amounts theretofore paid by Borrower to Servicer in such fiscal year (it being understood that a Financial Reporting and Compliance Certificate will suffice for such purpose), and (B) the amounts of any fees or prepaid interest that Servicer received, if any, from any Person other than Borrower or a Loan Obligor; and provided further that the aggregate cumulative fees paid to Servicer (whether by Borrower or directly from Loan Obligors) shall not exceed $14,000,000 (or such lesser amount as may be reduced due to the application of Section 5.02(p) in connection with the receipt by Servicer of Unrelated Servicer Income and in accordance with the definition of Annual Servicer Fee Cap) during the term of this Agreement.

     (5) Borrower may make payments and distributions to Holdings that are used by Holdings to pay its federal and state income taxes then due and owing, franchise taxes and other similar licensing expenses incurred in the ordinary course of business; provided that Borrower’s aggregate contribution to taxes as a result of the filing of a consolidated return by Holdings shall not be greater, nor the aggregate receipt of tax benefits less, than they would have been had Borrower not filed a consolidated return with Holdings.

     (6) A Subsidiary of Borrower may make dividends or other distributions to the Borrower or any other Subsidiary of Borrower.

     “Restricted Payment” means: (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock or other equity security of, or ownership interest in, Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Stock or other equity security of, or ownership interest in, Borrower or any of its Subsidiaries now or hereafter outstanding, any distributions of any kind whatsoever to Holdings or any other member of Borrower constituting a return of capital to such Person; (iii) any payment or prepayment of interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, acquisition for value, sinking fund or similar payment with respect to, any Indebtedness subordinated to the Obligations; (iv) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock or other equity security of, or ownership interest in, Borrower or any of its Subsidiaries now or hereafter outstanding; and (v) any payment of management fees or other fees under the Consulting Agreement, the Servicing Agreement or any replacements thereof.

     (t) Amendments to Servicing Agreement, Consulting Agreement or Loan Documentation. The Borrower shall not amend the Servicing Agreement or the Consulting Agreement without the prior written consent of Lender. Borrower shall not alter or amend its Standard Customer Loan Documentation (other than Permitted Customer Loan Modifications or pursuant to Transaction Approval Amendment Request, each in the context of negotiating and documenting a Permitted Investment) without prior written notice to Lender, describing in reasonable detail and specificity the nature of any such change.

     (u) Amendments to Customer Credit Documentation File. The Borrower shall not consent or assent to any amendment or supplement to, or termination of, any of a Customer Credit Documentation File, including, without limitation, any note, loan agreement, mortgage or guaranty relating to the Permitted Investments or other material agreement or instrument relating to the Permitted Investments other than Permitted Customer Loan Modifications or those modifications made in accordance with an approved Transaction Approval Amendment Request.

     5.03. Covenants Relating to Use of Proceeds and Making of Permitted Customer Loans.

     (a) Use of Proceeds. Borrower shall use the proceeds of the Loans only for the purposes set forth in Subsection 2.01(e). All Permitted Investments not purchased or made by Borrower utilizing Loan proceeds shall be consented to in writing by Lender before being purchased or made by Borrower and shall be pledged to Lender and the

Customer Credit Documentation Files relating thereto shall delivered to the Custodian in accordance with the terms hereof.

     (b) Maximum Permitted Investment Commitment and Hold. Borrower shall not make or purchase or commit to make or purchase any Permitted Investment with respect to any single or related group of Loan Obligor(s) (either in one transaction or a series of transactions) in an amount (the “Maximum Permitted Investment Commitment”) which exceeds $30,000,000, provided that the Transaction Approval Request submitted by Borrower with respect to any Permitted Investment exceeding $18,000,000 (including Undrawn Commitments with respect thereto) shall specifically describe the Permitted Sell Down strategy as required hereunder. Borrower shall use its best efforts to not own or hold, directly or indirectly, or have a cumulative credit exposure to any single or affiliated group of Loan Obligors of more than $18,000,000 (the “Maximum Borrower Hold”) with respect to any such Permitted Investment for longer than ninety (90) days after closing such Permitted Investment. If a Permitted Investment exceeds the Maximum Borrower Hold on the 91st day following the making or acquisition by Borrower of such Permitted Investment, then for so long as any such Permitted Investment exceeds the Maximum Borrower Hold, the Maximum Permitted Investment Commitment with respect to any new Transaction Approval Request shall be reduced and shall equal $18,000,000.

     (c) Funding of Permitted Investments. All Permitted Customer Loans consisting of revolving or working capital loan facilities shall be funded exclusively through the Revolver Prefunding Escrow Account. Borrower shall make no withdrawals from or utilize proceeds of the Revolver Prefunding Escrow Account for any purpose other than directly in connection with purchasing or funding a Permitted Customer Loan consisting of a revolving credit facility. All Permitted Customer Loans consisting of any sort of term facility not having a revolving credit feature and all Permitted Customer Equity Investments shall be funded by Borrower only through the Disbursement Account. Borrower shall acquire no Permitted Customer Equity Investment other than in conjunction with its acquisition or making of a Permitted Customer Loan.

     (d) Transaction Approval Requests. All Permitted Investments, whether funded by equity or otherwise, must be consented to by Lender pursuant to a Transaction Approval Request (as the same may be amended in accordance with the terms hereof) in accordance with the terms hereof.

     (e) [Reserved]

     (f) Custodial Agreement and Customer Credit Documentation Files. Borrower shall at all times maintain all Customer Credit Documentation Files subject to a custodial agreement in form and substance substantially similar to the Custodial Agreement. Borrower shall deliver, or cause to be delivered, to the Custodian, as soon as reasonably practicable after each closing with respect to a Permitted Customer Loan or Permitted Customer Equity Investment or an amendment to or restructuring of any such

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asset which results in an additional or amended promissory note or equity security (and in no event later that two (2) Business Days after such closing with respect to any promissory note or equity security), original documentation pertaining to such Permitted Investment or amended or restructured asset and shall cause Custodian to deliver to Lender a Custodial Receipt substantially in the form prescribed by the Custodial Agreement.

     (g) Exclusivity of Financing. Borrower shall not obtain funds or financing for purposes of purchasing or funding the business or any asset or property of Borrower (including, without limitation, any Permitted Investment) from any source other than (i) equity capital contributed by Holdings to Borrower, (ii) the issuance and sale of Stock by Borrower to Holdings for cash, or (iii) Loans from Lender pursuant to the terms of this Agreement, unless there is no outstanding principal Loan balance in existence and either (x) the Facility Opt Out has been triggered, or (y) the Funding Termination Date has occurred.

     (h) Restrictions on Refinancing Loans. Borrower shall not and shall not permit its Loan Obligors to refinance any Permitted Customer Loans using proceeds obtained from or financing provided by any Affiliate of any of Borrower, Holdings, Consultant, Servicer or any Member of Holdings unless the Facility Opt Out has been triggered, in which event, Loans may be prepaid without premium or penalty, notwithstanding the provisions of Subsection 2.03(c) to the contrary.

     (i) Documentation of Permitted Customer Loans. Borrower shall only acquire Permitted Investments documented with Standard Customer Loan Documentation as reviewed and consented to by Lender as of the date hereof, revised from time to time to reflect its then current documentation practices, which practices shall be generally consistent, in all material respects, with commercially reasonable lending practices with respect to borrowers similarly situated to Loan Obligors, and will contemporaneously therewith forward a copy of such revisions to the Lender for its review and consent, which consent shall not be unreasonably withheld. Borrower shall not alter, revise or deviate from such standard form documentation in the course of administering the Permitted Customer Loans, except for (A) modifications subject of an approved Transaction Approval Amendment Request or which do not otherwise alter or deviate from the terms set forth and disclosed in the corresponding Transaction Approval Request form approved by Lender in any material respect, or (B) Permitted Customer Loan Modifications. Borrower shall not, without the prior written consent of Lender, acquire any Permitted Investment which does not comply with the foregoing. The parties hereto agree and acknowledge that Lender is or will be making Loans available to Borrower in reliance upon the foregoing covenants, that Lender has an interest in ensuring the consistent nature and quality of the Collateral securing the Obligations and that the establishment of such requirements by Lender serves to enhance the certainty and predictability of Lender’s willingness to make Loans based on such Collateral and will have the effect of reducing the costs of and providing administrative convenience to conducting Borrower’s business and of the administration of this credit facility, and that the foregoing requirements are not intended as, nor shall any such requirements be construed as making Lender a partner or joint venturer of Borrower or conferring any degree of control upon Borrower in the conduct of Borrower’s business that is not consistent with Lender’s role as a lender and secured creditor of Borrower.

     (j) Representations and Warranties Regarding Permitted Customer Loans. Delivery of Loan Files. Borrower represents and warrants that each Permitted Customer Loan, as of the date such loan was acquired by Borrower, conforms to the applicable representations and warranties set forth in Schedule 5.03(j) attached hereto, except as disclosed to Lender in a Transaction Approval Request or a Loan Funding Request. It is understood and agreed that the representations and warranties set forth in Schedule 5.03(j) hereto shall survive delivery of the respective Loan File to Lender or its designee (including the Custodian). Each Loan File and any other documents required to be delivered under this Agreement and the Custodial Agreement in connection with a Permitted Investment has been delivered to Lender or the Custodian on behalf of Lender or such requirement will have been expressly waived in writing by Lender. Borrower or its designee is in possession of a complete, true and accurate Loan File with respect to each Permitted Investment, except for such documents the originals of which have been delivered to the Custodian.

     (k) Disbursement of Proceeds of Permitted Investments. All Permitted Investments shall be funded and proceeds to make same will be disbursed only from the Revolver Prefunding Escrow Account and the Disbursement Account in accordance with Subsection 5.03(c) above.

SECTION VI. DEFAULT.

     6.01. Events of Default. The occurrence or existence of any one or more of the following shall constitute an “Event of Default” hereunder:

     (a) Borrower shall (i) fail to pay when due any interest or other payment required under the terms of this Agreement or any of the other Credit Documents and such failure shall continue for two (2) Business Days, or (ii) fail to make any principal repayment of a Loan as required in accordance with Subsection 2.01 (d) within 48 hours of having received payment from a Loan Obligor (said 48 hours to be measured only with regard to Business Days and not counting any intervening days that are not Business Days); or

     (b) Borrower shall fail to observe or perform in any material respect any covenant, obligation, condition or agreement set forth in clauses (f), (g)(i), (g)(ii), (h), (j) or (m) of Subsection 5.01, clauses (a), (b), (c), (d), (g), (j), (m), (s) or (t) of Subsection 5.02, or clauses (a), (b), (d), (f) or (g) of Subsection 5.03, or shall fail to observe or perform in any material respect the covenants and agreements set forth in Subsection 5.01(a)(i) more than two times in any given twelve month period; or

     (c) Borrower shall fail to observe or perform, in any material respect any covenant, obligation, condition or agreement set forth in clauses (k) or (l) of Subsection 5.01 or clause (r) of Subsection 5.02, and such failure shall continue for three (3) days; or

     (d) Failure of Borrower to maintain, at all times while any Loan is outstanding, a minimum of $25,000,000 of unencumbered Unreturned Equity or if a Required Equity Deficiency otherwise shall occur and be continuing for three (3) Business Days; or

     (e) At any time after the initial Loan is made hereunder, Borrower’s Adjusted EIGCF shall be negative for any fiscal quarter, or the aggregate amount of any Restricted Payments (excluding Permitted Tax Distributions, and Borrower’s Consultant Fee, to the extent the same are deducted in computing Borrower’s EIGCF) paid during any Fiscal Year of Borrower exceeds its EIGCF for such period, provided, however, that Holdings may cure any Default occurring under this Subsection 6.01(e) by immediately giving notice to Lender of its intent to effect such cure and by then contributing or investing cash equity in Borrower (on terms reasonably acceptable to Lender) within three days of such Default in an amount equal to the amount by which (i) Borrower’s Adjusted EIGCF is less than zero or (ii) the Restricted Payments exceeded Borrower’s EIGCF, as the case may be; or

     (f) Borrower shall fail to observe or perform in any material respect any other covenant, obligation, condition or agreement contained in this Agreement or the other Credit Documents and such failure shall continue for thirty (30) days after notice thereof is given by Lender to Borrower; or

     (g) Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of Borrower to Lender in or in connection with this Agreement or any of the other Credit Documents, or as an inducement to Lender to enter into this Agreement or make any Loan, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

     (h) Borrower shall fail to make any payment when due under the terms of any Indebtedness to be paid by such Person (excluding this Agreement and the other Credit Documents but including any other evidence of Indebtedness of Borrower to Lender) and such failure shall continue beyond any period of grace provided with respect thereto, or shall default in the observance or performance of any other agreement, term or condition contained in any such bond, debenture, note or other evidence of Indebtedness, and the effect of such failure or default is to cause, or permit the holder or holders thereof to cause Indebtedness in an aggregate amount of $250,000 or more to become due prior to its stated date of maturity; or

     (i) Borrower or Holdings shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of affecting any of the foregoing; or

     (j) Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Borrower or Holdings or of all or a substantial part of the property of Borrower or of Holdings, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Borrower or Holdings or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced; or

     (k) A final, non-appealable judgment or order for the payment of money in excess of $250,000 (exclusive of amounts covered by insurance issued by an insurer not an Affiliate of Borrower) shall be rendered against Borrower, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of Borrower; or

     (l) Any Credit Document or any material term thereof shall cease to be a legal, valid and binding obligation of Borrower enforceable in accordance with its terms; or

     (m) One or more conditions shall exist or events shall have occurred which resulted in or produced a Material Adverse Effect; or

     (n) Holdings shall cease to be the sole Member of Borrower or engage in any business other than owning Stock of Borrower; or

     (o) A Change of Control occurs; or

     (p) Any violation, breach or default beyond any applicable grace or cure period by any party under any of (i) the Service Agreement, (ii) the Custodial Agreement (to the extent such violation, breach or default could reasonably be expected to result in a Material Adverse Effect), or (iii) the Consulting Agreement; or

     (q) The occurrence of a PICCA Default arising under clauses (ii) through (iv) of the definition thereof, provided, however, that Holdings may cure any such Default by immediately giving notice to Lender of its intent to effect such cure and by then contributing or investing cash equity in Borrower (on terms reasonably acceptable to Lender) within three days of such PICCA Default in an amount sufficient to restore compliance with the Performance Benchmark giving rise to the PICCA Default, in accordance with the following sentence. For purposes of computing a cure of a PICCA Default or an Event of Default occurring under Subsection 6.01(r) only, each dollar invested or contributed to Borrower for purposes of effecting a cure of a PICCA Default shall be credited to the reduction of the Permitted Customer Loans comprising the offending Performance Benchmarks in the following order: first, to Charged Off Customer Loans, next, to Non-Performing Permitted Customer Loans, then to other Distressed Permitted Customer Loans and last to Troubled Permitted Customer Loans, thereby offsetting such Permitted Customer Loans (for purposes of this cure only) until the percentage thereof complies with the relevant required Performance Benchmark; or

     (r) If at any time during which Borrower’s Loan Portfolio is at Minimum Leverage any of the following shall occur: (i) the remainder obtained by subtracting (A) the aggregate amount of any Cure Equity from (B) the aggregate dollar amount of Borrower’s Non-Performing Permitted Customer Loans and its Charged Off Customer Loans is greater than 20% of the amount of all of Borrower’s Permitted Customer Loans; (ii) the remainder obtained by subtracting (A) the aggregate amount of any Cure Equity from (B) the aggregate dollar amount of Borrower’s Distressed Permitted Customer Loans and its Charged Off Customer Loans is greater than 25% of the amount of all of Borrower’s Permitted Customer Loans; or (iii) the remainder obtained by subtracting (A) the aggregate amount of any Cure Equity from (B) the aggregate dollar amounts (without duplication) of all of Borrower’s Troubled Permitted Customer Loans, its Distressed Permitted Customer Loans and its Charged Off Customer Loans, is greater than 40% of the amount of all of Borrower’s Permitted Customer Loans; provided, however, that Holdings may cure any such Default by immediately giving notice to Lender of its intent to effect such cure and by then contributing or investing cash equity in Borrower (on terms reasonably acceptable to Lender and which shall then be considered to be Cure Equity in accordance with the definition thereof) within three days of such Event of Default in an amount sufficient to restore compliance with the Performance Benchmark giving rise to such Event of Default, in accordance with the provisions of Subsection 6.01(q) above; or

     (s) If more than 50% of the direct or indirect voting Stock of Holdings is transferred to a Person other than Compass Wilton Partners, LP; provided, however, that if any transfer otherwise permitted hereunder results in any Person or group not owning a forty-nine percent (49%) or greater direct or indirect ownership interests in Holdings as of the Closing Date acquiring, directly or indirectly, a 49% or greater direct or indirect interest in Holdings and no Change in Control occurs by virtue of such transfer(s) then Lender shall first receive a substantive consolidation opinion acceptable to Lender and its counsel; or

     (t) Any default under or material violation or breach of that certain Noncompetition Agreement of even date herewith (the “Noncompetition Agreement”) made by Compass Group Investments, Inc, a Bahamian international business corporation, for the benefit of Lender unless Substantial Facility Utilization has been achieved or the Facility Opt Out has occurred; or

     (u) Lender’s security interest in arty material portion of the Collateral shall at any time cease to be a valid and perfected, first priority, security interest; or

     (v) Any condition shall exist in connection with any Employee Benefit Plan maintained by Borrower or any ERISA Affiliate which might (i) constitute grounds for the PBGC to institute proceedings to have such Employee Benefit Plan terminated or a Trustee appointed to administer such Employee Benefit Plan, or (ii) result in the incurrence by Borrower or any ERISA Affiliate of any material liability, fine or penalty.

     6.02. Remedies. Upon the occurrence or existence of any Event of Default (other than an Event of Default referred to in Subsections 6.01(h) or 6.01(i)) and at any time thereafter during the continuance of such Event of Default, Lender may, by written notice to Borrower, declare all outstanding Obligations payable by Borrower hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note to the contrary notwithstanding; and upon the occurrence or existence of any Event of Default referred to in Subsection 6.01(h) or 6.01(i), all obligations of Lender hereunder shall be immediately terminated and all of the Obligations, including the Loans, shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in the Note to the contrary notwithstanding; provided, however, that Lender’s remedies with respect to the PICCA shall be limited to the extent set forth in that certain PICCA Pledge and Account Control Agreement of even date herewith by and among, inter alia, Borrower and Lender, and exercisable only upon the occurrence or existence of an Event of Default referred to in Subsection 6.01(p). In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Lender may exercise any other right, power or remedy granted to it by the Credit Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

SECTION VII. CASH MANAGEMENT SYSTEM AND PROVISIONS REGARDING COLLATERAL.

     7.01. Lock Box and/or Collection Account. On or before the Closing Date, Borrower shall either (a) establish one or more post office lock box arrangements with Lender on terms acceptable to the Lender (each, a “Lock Box”) for the collection of payments from its Loan Obligors or other amounts owing to it, or (b) establish the Cash Flow Account to serve as a collection account with a financial institution acceptable to Lender and into which Loan Obligors may remit payments by wire transfer or other electronic means and which shall be pledged to Lender and subject of an account control agreement acceptable to Lender in form and substance. Borrower shall direct its Loan Obligors and other account debtors to send their payments directly to such Lock Box or to the Cash Flow Account, in accordance with the applicable Loan File.

     7.02. Special Provisions Regarding Permitted Customer Loans and Accounts. Lender is authorized and empowered (which authorization and power, being coupled with an interest, is irrevocable until the last to occur of (i) termination of this Agreement and any other obligations of Lender under this Agreement and (ii) indefeasible payment in full in cash, and performance in full, of all of the Obligations) at any time in its sole and absolute discretion:

     (a) To request, in the name of Lender, Borrower, or in the name of a third party, confirmation from any Loan Obligor, account debtor or other party obligated under or with respect to any Collateral of the amount shown by the accounts or other Collateral to be payable, or any other matter stated therein;

     (b) After the occurrence of an Event of Default that has not been waived by Lender in writing, to endorse in Borrower’s name and to collect, any chattel paper, checks, notes, drafts, instruments or other items of payment tendered to or received by Lender in payment of any account or other obligation owing to Borrower;

     (c) After the occurrence and during the continuance of an Event of Default, to notify, either in Lender’s name or Borrower’s name, and/or to require Borrower to notify, any Loan Obligor, account debtor or other Person obligated under or in respect of any Collateral of the fact of Lender’s Lien thereon and of the collateral assignment thereof to Lender;

     (d) After the occurrence and during the continuance of an Event of Default, to direct, either in Lender’s name or Borrower’s name, and/or to require Borrower to direct, any Loan Obligor, account debtor or other Person obligated under or in respect of any Collateral to make payment directly to Lender of any amounts due or to become due thereunder or with respect thereto; and

     (e) After the occurrence and during the continuance of an Event of Default, to demand, collect, surrender, release or exchange all or any part of any Collateral or any amounts due thereunder or with respect thereto, or compromise or extend or renew for any period (whether or not longer than the initial period) any and all sums which are now or may hereafter become due or owing upon or with respect to any of the Collateral, or enforce, by suit or otherwise, payment or performance of any of the Collateral, in Lender’s own name or Borrower’s name.

Under no circumstances shall Lender be under any duty to act in regard to any of the foregoing matters. The costs relating to any of the foregoing matters, including attorneys’ fees and out-of-pocket expenses, and the cost of any bank account or accounts which may be required hereunder, shall be borne solely by Borrower whether the same are incurred by Lender or Borrower.

     7.03. Lender’s Power of Attorney. Borrower appoints the Lender, or any Person whom the Lender may from time to time designate, as Borrower’s attorney and agent-in-fact with power: (a) after the occurrence and during the continuance of an Event of Default, to notify the post office authorities to change the address for delivery of Borrower’s mail to an address designated by Lender; (b) after the occurrence and during the continuance of an Event of Default, to receive, open and dispose of all mail addressed to Borrower; (c) to send requests for verification of Borrower’s Permitted Investments, accounts or other Collateral to its Loan Obligors and other account debtors; (d) to open an account under Lender’s control for the collection of Borrower’s Permitted Investments, accounts or other Collateral, if not required contemporaneously with the execution hereof; and (e) to do all other things which Lender is permitted to do under this Agreement or any other Credit Document or which are necessary to carry out this Agreement and the other Credit Documents. Neither Lender nor any of the directors, officers, employees or agents of Lender will be liable for any acts of commission or omission nor for any error in judgment or mistake of fact or law, unless the same shall have resulted from gross negligence or willful misconduct. The foregoing appointment and power, being coupled with an interest, is irrevocable until the last to occur of (x) termination of this Agreement and any other obligations of Lender under this Agreement and (y) indefeasible payment in full in cash, and performance in full, of all Obligations. Borrower expressly waives presentment, demand, notice of dishonor and protest of all instruments and any other notice to which it might otherwise be entitled.

     7.04. No Liability for Safekeeping. Lender shall not be liable or responsible in any way for the safekeeping of any Collateral of Borrower delivered to it, to any bailee or warehouseman appointed by or for it (including the Custodian), or under any other circumstances. Lender shall not be responsible for collection of any proceeds or for losses in collected proceeds held by Borrower in trust for Lender. Any and all risk of loss for any or all of the foregoing shall be upon Borrower, except for such loss as shall result from Lender’s gross negligence or willful misconduct.

     7.05. Supplemental Documentation Relating to Collateral: Further Assurances. At Lender’s request, Borrower shall execute and/or deliver to Lender, at any time or times hereafter, such agreements, documents, financing statements, receipts, allonge, notices of assignment of accounts, schedules of accounts assigned and other written matter necessary or reasonably requested by Lender to perfect and maintain perfected Lender’s security interest in the Collateral owned by it in form and substance acceptable to Lender, and pay or cause to be paid all taxes, fees and other costs and expenses associated with any recording or filing of any such documentation. Borrower hereby irrevocably makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as Borrower’s true and lawful attorney (and agent-in-fact) (which appointment and power, being coupled with an interest, is irrevocable until the last to occur of (a) termination of this Agreement and all other obligations of Lender under this Agreement and (b) indefeasible payment in full in cash, and performance in full, of all Obligations) to sign the name of Borrower on any of such documentation and to deliver any of such documentation to such Persons as Lender, in its sole and absolute discretion, may elect. Borrower agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. Borrower shall fully cooperate with Lender and perform all additional acts reasonably requested by Lender to effect the purposes of this Section VII.

     7.06. Rights and Remedies. In addition to the rights and remedies of Leader set forth in Subsection 6.02, and subject to any restrictions or limitations set forth in the Custodial Agreement, upon the occurrence of an Event of Default, Lender shall have all rights and remedies of a secured party under the UCC and other applicable law and all the rights and remedies set forth in this Agreement. Borrower waives notice of intent to accelerate, and of acceleration of, the Obligations. After the occurrence and during the continuance of an Event of Default, Lender may enter any premises of Borrower, with or without process of law, without force, to search for, take possession of, and remove the Collateral, or any part thereof. If Lender requests after the occurrence and during the continuance of an Event of Default, Borrower shall cease disposition of and shall assemble the Collateral and make it available to Lender, at Borrower’s expense, at a convenient place or places designated by Lender. After the occurrence and during the continuance of an Event of Default, Lender may take possession of the Collateral (other than the PICCA, absent a PICCA Default) or any part thereof on Borrower’s premises and cause it to remain there at Borrower’s expense, pending sale or other disposition. Any notice of a disposition shall be deemed reasonably and properly given if given to Borrower at least 10 Business Days before such disposition. If Borrower fails to perform any of its obligations under this Agreement, Lender may perform the same in any form or manner Lender in its discretion deems necessary or desirable, and all monies paid by Lender in connection therewith shall be additional Obligations and shall be immediately due and payable without notice together with interest payable on demand at the rate set forth in Subsection 2.01(h). All of Lender’s rights and remedies shall be cumulative.

SECTION VIII. MISCELLANEOUS.

     8.01. Notices. Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon Lender or Borrower under this Agreement or the other Credit Documents either shall be in writing and faxed, mailed or delivered to each party at its facsimile number or address set forth below (or to such other facsimile number or address for any party as indicated in any notice given by that party to the other party), or transmitted by e-mail at the internet address indicated below. All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the Business Day following the deposit with such service; (b) when mailed, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; (d) when faxed, upon confirmation of receipt; provided, however,that any notice delivered to Lender under Subsection II shall not be effective until received by Lender; and (e) when sent by e-mail (except that with respect to Transaction Approval Requests, receipt of such requests shall be governed by Subsection 3.03 hereof).

Lender (with respect to Loan Funding Requests and Reports):
iStar Asset Services, Inc.
100 Great Meadow Rd, Suite 603
Wethersfield, CT 06109-2374
Attention:
William T. Stabinsky
Telephone: (860) 258-2411
e-mail: wstabinsky@istarfinancial.com

Mary Ann Carlin
Telephone: (860) 258-2270
e-mail: mcarlin@istarfinancial.com
Facsimile: (860) 258-2268

with copies to:

iStar Financial, Inc.
1114 Avenue of the Americas
New York, N.Y. 10036
Attention: Yvonne Perez
Telephone: (212) 930-9437
Facsimile: (212) 930-9455
e-mail: yperez@ istarfinancial.com

Lender (with respect to all other matters):

iStar Financial Inc.
27th Floor
1114 Avenue of the Americas
New York, N.Y. 10036
Attention: Chase Curtis
Telephone: (212)930-9432
Facsimile: (212)930-9494
e-mail: ccurtis@istarfinancial.com

with copies to:

Katten Muchin Zavis Rosenman
525 West Monroe Street
Chicago, IL 60661
Attention: Nina B, Matis, Esq.
Telephone: (312)902-5560
Facsimile: (312) 577-8686
e-mail: nina.matis@kmzr.com

Borrower:

Wilton Funding, LLC
TeeKay House, Bayside Executive Park
West Bay Street and Bleak Road
POB AP 59213
Nassau, Bahamas
Attention: Lindsey Cancino
Telephone: (242) 502-8890
Facsimile: (242) 502-8840

e-mail: lindsey@oceanic.bs

with copies to:

Kilgore Consulting CPM, LLC
c/o Joe Massoud
61 Wilton Road, 2nd Flr.
Westport, CT 06880
Telephone: (203)221-1703
Facsimile: (203)221-8253
e-mail: joemassoud@earthlink.net

and

Squire, Sanders & Dempsey L.L.P.
312 Walnut Street, Suite 3500
Cincinnati, OH 45202
Attention: Stephen C. Mahon, Esq.
Telephone: (513)361-1230
Facsimile: (513)361-1201
e-mail: smahon@ssd.com

Each Loan Funding Request shall be made to Lender’s telephone number or e-mail address referred to above (or by such other means as Lender and Borrower shall agree) during Lender’s normal business hours. In any case where this Agreement authorizes notices, requests, demands or other communications by Borrower to Lender to be made by telephone or facsimile, Lender may conclusively presume that anyone purporting to be a person designated in any incumbency certificate or other similar document delivered by Borrower to Lender is such a person.

     8.02. Expenses. Borrower shall pay on demand all reasonable fees and expenses, including reasonable attorneys’ fees and expenses, incurred by Lender in the enforcement or attempted enforcement of any of the Obligations, in preserving any of Lender’s rights and remedies, including, without limitation, all such fees and expenses incurred in connection with any “workout” or restructuring affecting the Credit Documents or the Obligations or any bankruptcy or similar proceeding involving Borrower or any of its members, or where reasonably required by Lender in connection with the evaluation of any Transaction Approval Request or any Transaction Approval Amendment Request involving terms or provisions which significantly deviate from Borrower’s standard Underwriting and Credit Standards and its Standard Customer Loan Documentation. As used herein, the term “reasonable attorneys’ fees and expenses” shall include, without limitation, allocable costs and expenses of Lender’s in-house legal counsel and staff.

     8.03. Indemnification. To the fullest extent permitted by law, Borrower agrees to protect, indemnify, defend and hold harmless Lender and its directors, officers, employees, agents and any affiliates thereof (“Indemnitees”) from and against any and all liabilities, losses, damages or expenses of any kind or nature and from any and all suits, claims or demands (including in respect of or for reasonable attorney’s fees and other expenses) arising on account of or in connection with any matter or thing or action or failure to act by Indemnitees, or any of them, arising out of or relating to the Credit Documents, including, without limitation, any use by Borrower of any proceeds of the Loans and any of the transactions contemplated under the Credit Agreement or any of the other Credit Documents (which shall include any Permitted Investments which are held, acquired, made or maintained by Borrower or Servicer or any activity, act, omission or failure to act on the part of either Borrower or Servicer in the conduct of their respective businesses or otherwise), except to the extent such liability arises from the willful misconduct or gross negligence of the Indemnitees. Upon receiving knowledge of any suit, claim or demand asserted by a third party that Lender believes is covered by this indemnity, Lender shall give Borrower notice of the matter and an opportunity to defend it, at Borrower’s sole cost and expense, with legal counsel reasonably satisfactory to Lender. Any failure or delay of Lender to notify Borrower of any such suit, claim or demand shall not relieve Borrower of its obligations under this Subsection 8.03 but shall reduce such obligations to the extent of any increase in those obligations caused solely by an unreasonable failure or delay. The obligations of Borrower under this Subsection 8.03 shall survive the payment and performance of the Obligations. This provision is a material inducement to Lender to enter into this Agreement and make the Loans hereunder. At Lender’s sole and absolute discretion, any liability of Borrower arising hereunder may be added by Lender to the Obligations or Lender may pursue satisfaction thereof separately and independently of the remedies otherwise available hereunder, it being understood and agreed that this Section 8.03 is severable and may be enforced by Lender independently of any other provision of this Agreement.

     8.04. Waivers; Amendments. Any term, covenant, agreement or condition of this Agreement or any other Credit Document may be amended or waived if such amendment or waiver is in writing and is signed by Borrower and Lender. No failure or delay by Lender in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.

     8.05. Successors and Assigns.

     (a) Binding Effect. This Agreement and the other Credit Documents shall be binding upon and inure to the benefit of Borrower, Lender, all future holders of the Note and their respective successors and, solely in the case of Lender, its assigns permitted pursuant to Subsection 8.05(b). All references in this Agreement to any Person shall be deemed to include all successors and permitted assigns of such Person.

     (b) Assignments. Borrower may not assign or transfer any of its rights or obligations under any Credit Document without the prior written consent of Lender. Lender may at any time (i) without the consent of Borrower assign to one or more Affiliates all, or a proportionate part of all, of its rights and obligations under this

Agreement and the other Credit Documents, and (ii) assign to any other Person (each of the foregoing, an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement and the other Credit Documents, provided, however, that so long as no Event of Default exists that has not been waived by Lender in writing, any such assignment shall be made only with Borrower’s prior written consent, which consent shall not be unreasonably withheld with respect to any such assignment following the Funding Termination Date. In each case, such Assignee shall assume such rights and obligations, pursuant to an assignment and assumption agreement executed by such Assignee and Lender; provided, however, that, absent the existence of an Event of Default that has not been waived in writing by Lender, any Assignee of Lender shall be required to have at the time of assignment a creditworthiness not less than the creditworthiness of Lender at such time and such Assignee shall be able to perform the obligations of Lender hereunder. Upon execution and delivery of such instrument, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender as set forth in such instrument of assumption, and Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this Subsection 8.05(b), Lender and Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. Nothing herein is intended or shall be construed to prohibit, condition, impair or otherwise restrict the ability to Lender to pledge, hypothecate or grant a security interest in any or all of its rights and interests arising under or in connection with this Agreement or any Credit Document.

     (c) Information. Lender may disclose the Credit Documents and any financial or other information relating to Borrower and member(s) of Borrower to any Assignee or potential Assignee, subject to the terms of Subsection 8.13, and subject to Lender obtaining the agreement of such Assignee or potential Assignee to be bound by the terms of Subsection 8.13.

     8.06. Setoff. In addition to any rights and remedies of Lender provided by law, Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon the occurrence and during the continuance of a Default or an Event of Default, to set-off and apply against any indebtedness, whether matured or unmatured, of Borrower to Lender (including, without limitation, the Obligations), any amount owing from Lender to Borrower. The aforesaid right of set-off may be exercised by Lender against Borrower or against any trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of Borrower or against anyone else claiming through or against Borrower or such trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by Lender prior to the occurrence of a Default or an Event of Default. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

     8.07. No Third Party Rights. Nothing expressed in or to be implied from this Agreement or any other Credit Document is intended to give, or shall be construed to give, any Person, other than the parties hereto and thereto and their permitted successors and assigns, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or any other Credit Document.

     8.08. Partial Invalidity. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

     8.09. Jury Trial. EACH OF BORROWER AND LENDER, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING TO THIS AGREEMENT OR ANY CREDIT DOCUMENT IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ENTERING INTO THIS AGREEMENT.

     8.10. Submission to Jurisdiction. Borrower hereby irrevocably submits to the non-exclusive jurisdiction of the Federal courts and the courts of the State of New York sitting in the City of New York, and by execution and delivery of this Agreement, Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of such courts with respect to any litigation concerning the Credit Documents or the transactions contemplated thereby or any matters related thereto. Borrower irrevocably waives any objection (including, without limitation, any objection to the laying of venue or any objection on the grounds of forum non conveniens) which it may now or hereafter have to the bringing of any proceeding with respect to this Agreement to the courts set forth above. Borrower agrees to the personal jurisdiction of such courts and that service of process may be made on it at the address indicated in Subsection 8.01 above. Nothing herein shall affect the right to serve process in any other manner permitted by law.

     8.11. Counterparts. This Agreement may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes.

     8.12. Disclosure of Information about Lender. Borrower agrees to maintain the confidentiality of the structure, pricing, terms and conditions of the Lender’s relationship to the Borrower including the identity of the Lender except as expressly provided herein. Borrower will not disclose, or allow any of its Affiliates to disclose, any information regarding the structure, pricing, terms and conditions of this Agreement or the transactions contemplated hereunder to any person or entity other than (x) disclosures compelled pursuant to judicial or governmental process and (y) disclosures to the Borrower’s investors, attorneys involved in the documentation of the transaction with Lender and Borrower’s accountants, provided such investors, attorneys and accountants execute and deliver a confidentiality agreement satisfactory to Lender pursuant to which such persons or entities agree to comply with the confidentiality restrictions set forth herein. Borrower may disclose to its actual and prospective investors, and to its actual and prospective Loan Obligors, and to their respective existing and prospective owners only, Lender’s identity and involvement as the Borrower’s debt funding source so long as such information is disclosed privately and identified by Borrower as being confidential. Borrower also may disclose to its actual and prospective co-lenders (whether pursuant to a Permitted Sell Down by Servicer or by Borrower), Lender’s identity and involvement as the Borrower’s debt funding source so long as such information is disclosed privately and any such co-lender executes and delivers a confidentiality agreement substantially similar to the provisions of this Section 8.12. Borrower shall be expressly prohibited from discussing or disclosing Lender’s identity and involvement as the Borrower’s funding source in any public forum, press release or other broader-based media or conference without Lender’s prior written consent. For avoidance of doubt, any restrictive or informational legend required by Lender to be placed on any of the Customer Credit Documentation File shall not be deemed to violate this Section 8.12.

     8.13. Disclosure of Information About Borrower or Loan Obligors. Lender agrees that it will not provide any information identified to it as being confidential or proprietary to any Person, whether as an Assignee or potential Assignee or otherwise, regarding the business and operations of Borrower without the prior written consent of Borrower, except for (i) disclosures to any Person to the extent necessary to permit an assignment permitted under the terms of Subsection 8.05. (ii) disclosures to Lender’s attorneys and to its accountants to the extent necessary in connection with such accountants’ auditing responsibilities, (iii) disclosures to any Person of information which is or becomes generally available to the public other than as a result of a disclosure in violation of the terms of this Subsection 8.13, (iv) disclosures to any Person of information which Lender is legally compelled to disclose, and (v) disclosure to any Person to the extent otherwise permitted by any of the other Credit Documents. Lender shall endeavor to observe and abide by any confidentiality provisions relating to Loan Obligors that may be contained in any Customer Credit Documentation File, to the same extent and manner as the same may bind Borrower, provided that unless and until Lender succeeds to the interests and obligations of Borrower under such Customer Credit Documentation File through the exercise of Lender’s rights and remedies hereunder or under the Credit Documents, Lender shall have no affirmative duties and no liabilities with respect to any such confidentiality provisions and nothing herein is intended or shall be construed to give any Loan Obligor any rights or causes of action against Lender in connection therewith.

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     IN WITNESS WHEREOF, Borrower and Lender have caused this Credit Agreement to be executed as of the day and year first above written.

BORROWER;

WILTON FUNDING, LLC, a Delaware limited liability company

By:	/s/ Lindsey Cancino

Name:	Lindsey Cancino
Title:	Manager

LENDER:

iSTAR FINANCIAL INC., a Maryland corporation

By:	/s/ Chase S. Curtis Jr.

Name:	Chase S. Curtis Jr.
Title:	Senior Vice President

Credit Agreement